UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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ESSENDANT INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Essendant Inc.

One Parkway North Boulevard

Deerfield, Illinois 60015

April 12, 2017

Dear Stockholder:

On behalf of the Board of Directors and management of Essendant Inc., I cordially invite you to attend the 2017 Annual Meeting of Stockholders. The Annual Meeting will be held on Tuesday, May 23, 2017, at 2:00 p.m. Central Time, at the Company’s offices located at One Parkway North Boulevard, Deerfield, Illinois.

At this year’s Annual Meeting, the matters to be considered by stockholders are the election of three Class I directors to serve for a three-year term expiring in 2020, the ratification of the selection of the Company’s independent registered public accounting firm for 2017, an advisory vote on executive compensation, an advisory vote on the frequency of advisory votes on executive compensation and the transaction of such other business as may properly come before the meeting. The Board of Directors has unanimously recommended a vote “FOR” election of the nominees named in the accompanying Proxy Statement, “FOR” ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm, “FOR” approval of our executive compensation and for every “1 year” as the frequency of advisory votes on executive compensation.

Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying Proxy Statement and vote promptly. To ensure that your shares are represented at the meeting, we recommend that you submit a proxy to vote your shares through the Internet by following the instructions set forth in the Notice of Internet Availability of Proxy Materials. You may also vote by telephone or mail by requesting a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote. The Notice of Internet Availability of Proxy Materials contains instructions on how to request paper copies of the proxy materials. This way, your shares will be voted even if you are unable to attend the meeting. This will not, of course, limit your right to attend the meeting or prevent you from voting in person at the meeting if you wish to do so.

Your Directors and management look forward to personally meeting those of you who are able to attend.

Sincerely yours,

Charles K. Crovitz

Chairman of the Board

Essendant Inc.

One Parkway North Boulevard

Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, May 23, 2017, at 2:00 p.m. Central Time

Location:	Company’s offices located at One Parkway North Boulevard, Deerfield, Illinois

Items of Business:	1.	To elect three Class I directors to serve for a three-year term expiring in 2020;

	2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017;

	3.	To cast an advisory vote on executive compensation;

	4.	To cast an advisory vote on the frequency of advisory votes on executive compensation; and

	5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has unanimously recommended a vote “FOR” election of the nominees, “FOR” ratification of the selection of the independent registered public accounting firm, “FOR” approval of our executive compensation and for every “1 year” as the frequency of advisory votes on executive compensation.

The record date for the Annual Meeting is the close of business on Friday, March 24, 2017. Only stockholders of record as of that time and date are entitled to notice of, and to vote at, the meeting. Record holders of the Company’s Common Stock as of the record date may submit their proxies by following the voting instructions set forth in the Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,
Brendan J. McKeough
Assistant Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 23, 2017

The proxy statement and Form 10-K are available at

essendant.com/proxymaterials

2017 PROXY STATEMENT

2017 PROXY STATEMENT

PROXY SUMMARY

Proxy Summary

This summary highlights selected information that is provided in more detail throughout this Proxy Statement. This summary does not contain all of the information you should consider before voting, and you should read the full Proxy Statement before casting your vote.

Annual Meeting Information
Date	May 23, 2017
Time	2:00 p.m. Central Time
Location	Company’s offices located at One Parkway North Boulevard, Deerfield, Illinois
How to Vote
• By Internet	Access www.proxyvote.com
• By Telephone	You must request a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote by telephone.
• By Mail	You must request a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote by mail.
• In Person	Attend the Annual Meeting and vote

Additional information about the Annual Meeting and voting can be found beginning on page 5.

Essendant is a leading national wholesale distributor of workplace items including janitorial, foodservice and breakroom supplies, technology products, traditional office products, industrial supplies, cut sheet paper products, automotive products and office furniture. We continued to operate in a challenging environment in 2016. In addition to the continuing secular decline in office products consumption, we experienced the continuation of a downturn in the oilfield and energy sectors that affected the revenues and earnings of our Industrial business. Despite these challenges, we made progress on a number of financial, operational and strategic goals in 2016.

2017 PROXY STATEMENT	1

PROXY SUMMARY

Voting Matters and Board Recommendations

At this year’s Annual Meeting, our shareholders will vote on the following matters:

Proposal	Board Recommendation	Additional Information
Proposal 1: Election of Directors	FOR	See pages 9 through 12 for more information on the nominees.
Proposal 2: Ratification of Selection of the Company’s Independent Registered Public Accounting Firm	FOR	See pages 71 and 72 for details.
Proposal 3: Advisory Vote on Executive Compensation	FOR	See page 73 for details.
Proposal 4: Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation	1 YEAR (ANNUAL)	See page 74 for details

Executive Compensation Highlights

•	The primary elements of our compensation program are base salary, annual cash incentive awards and long-term equity incentive awards.

•	Our financial performance was disappointing in 2016, but we accomplished several goals that are critical to improving future performance of the Company.

•	Our performance was below our internal performance goals and as a result our payouts to executives were below target, with no payout awarded to executives under the Company’s annual cash incentive award plan and with future vesting of previously awarded performance-based restricted stock unit awards forecasted to be significantly below target.

•	Essendant’s compensation philosophy to pay for performance guided the 2016 executive compensation plan.

2	2017 PROXY STATEMENT

PROXY SUMMARY

Compensation Summary

Name and Principal Position	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total Compensation ($)
Robert B. Aiken Jr.	800,000	—	2,559,955	—	—	46,050	3,406,005
President and Chief Executive Officer
Earl C. Shanks	475,000	—	1,009,959	—	—	34,666	1,519,625
Senior Vice President and Chief Financial Officer
Janet H. Zelenka	351,042	—	1,131,460	—	2,474	33,092	1,518,068
Senior Vice President and Chief Information Officer
Richard D. Phillips	386,458	200,000	718,717	—	—	32,149	1,337,324
Group President, Industrial
Eric A. Blanchard(7)	386,458	—	698,718	—	3,430	35,601	1,124,208
Senior Vice President, General Counsel and Secretary
Timothy P. Connolly(8)	350,896	—	999,984	—	7,084	814,576	2,172,540
Former Senior Vice President and Chief Operating Officer

Changes to Executive Compensation Program

•	In 2016 we introduced relative Total Stockholder Return (“TSR”) as a performance metric for performance-based restricted stock unit awards under our Long-Term Incentive Plan.

•	The Human Resources Committee approved the following aspects of the 2017 compensation program for executive officers:
¡	Annual cash incentive awards were approved reflecting individual incentive targets and design features generally consistent with those provided in the 2016 Management Cash Incentive Plan, except that the performance metrics were changed to Adjusted EBIT (weighted 52.5%), personal performance goals (weighted 30%) and Adjusted Free Cash Flow (weighted 17.5%).

2017 PROXY STATEMENT	3

PROXY SUMMARY

¡	March 15, 2017 performance-based RSU awards were approved for the current NEOs. The terms of the awards are generally the same as those set forth in the March 15, 2016 grants, except that the performance metrics were changed to 2017 Adjusted EBIT (weighted 75%) and 2017 Adjusted Free Cash Flow (weighted 25%), with each amount achieved to be increased or decreased up to 15% based on the Company’s Total Stockholder Return percentile rank compared to the Total Stockholder Return of other companies in its comparator group over the three-year period beginning January 1, 2017.

Corporate Governance Highlights

Board Independence
Independent Directors	9 out of 10
Independent Chair of the Board	Charles Crovitz
Evaluating and Improving Board Performance
Board evaluations	Annual
Committee evaluations	Annual
Aligning Director and Executive Interest with Shareholder Interests
Director stock ownership requirements	Yes
Executive officer stock ownership requirements	Yes
Policy restricting trading and prohibiting hedging and short-selling of Essendant stock	Yes
Compensation clawback policy for executive officers	Yes

4	2017 PROXY STATEMENT

PROXY AND VOTING INFORMATION

Proxy and Voting Information

The Board of Directors of Essendant Inc. (referred to as “we”, “our” or the “Company” in this Proxy Statement) is soliciting your proxy for use at our 2017 Annual Meeting of Stockholders and any adjournments or postponements thereof (the “Annual Meeting”).

What is a Notice of Internet Availability of Proxy Materials

Under rules of the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies to our stockholders. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet as well as vote your shares online. You may also vote by telephone or mail by requesting a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote. The Notice of Internet Availability of Proxy Materials contains instructions on how to request paper copies of the proxy materials. We expect to commence mailing the Notice of Internet Availability of Proxy Materials to our stockholders on or about April 12, 2017.

Who May Vote

Holders of record of our Common Stock at the close of business on Friday, March 24, 2017 (the “Record Date”) may vote at the Annual Meeting. On that date, 37,500,049 shares of our Common Stock were issued and outstanding. Each share entitles the holder to one vote.

How to Vote

If you are a holder of record of our Common Stock (meaning, the shares are registered by our transfer agent directly in your own name) on the Record Date, you may submit a proxy with your voting instructions by the applicable deadline shown on the Notice of Internet Availability of Proxy Materials or proxy card using any of the following methods:

•	Through the Internet: Go to the website http://www.proxyvote.com and follow the instructions on the Notice of Internet Availability of Proxy Materials to view the proxy materials online and vote your shares through the Internet.

•	By Telephone:
¡	You must request a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote by telephone.
¡	Please review the Notice of Internet Availability of Proxy Materials for instructions on how to order paper copies of the proxy materials.

•	By Mail:
¡	You must request a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote by mail.
¡	Please review the Notice of Internet Availability of Proxy Materials for instructions on how to order paper copies of the proxy materials.

If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number shown on the Notice of Internet Availability of Proxy Materials or proxy card before your proxy and voting instructions will be accepted. Once you

2017 PROXY STATEMENT	5

PROXY AND VOTING INFORMATION

have indicated how you want to vote in accordance with those instructions, you will receive confirmation that your proxy has been submitted successfully by telephone or through the Internet.

If you hold your shares of our Common Stock in “street name” through a broker, bank, custodian, fiduciary or other nominee, you should review the separate Notice of Internet Availability of Proxy Materials supplied by that firm to determine whether and how you may vote by mail, telephone or through the Internet. To vote these shares, you must use the appropriate voting instruction form or toll-free telephone number or website address specified on that firm’s voting instruction form for beneficial owners.

How Proxies Work

Giving your proxy means that you authorize the persons named as proxies to vote your shares at the Annual Meeting in the manner you direct. If you hold any shares in the Company’s Employee Stock Purchase Plan (“ESPP”), your proxy (whether given by mailing the proxy card or voting by telephone or through the Internet) will also serve as voting instructions to Computershare Trust Company, as nominee holder under the ESPP, with respect to the shares allocated to your account in the ESPP.

If you sign and return a proxy card, or use telephone or Internet voting, but do not specify how you want to vote your shares, the proxies will vote your shares “FOR” the election of each of the three Director nominees, “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017, “FOR” approval of our executive compensation and for “1 year” as the frequency of advisory votes on executive compensation. If you specify how you want to vote your shares on some matters but not others, the proxies will vote your shares as directed on the matters that you specify and as indicated above on the other matters described in this proxy statement. However, if you hold shares in the ESPP, Computershare Trust Company, as nominee holder under the ESPP, will not vote shares allocated to your ESPP account unless you indicate your voting instructions. The proxies will also vote your shares in their discretion on any other business that may properly come before the meeting.

Revocation of Proxies

If you have voted by submitting a proxy, you may revoke your proxy at any time before it is exercised at the Annual Meeting by any of the following methods:

•	Requesting and submitting a new proxy card that is properly signed with a later date;
•	Voting again at a later date by telephone or through the Internet — your latest voting instructions received before the deadline for telephone or Internet voting, 11:59 p.m. Eastern Time on May 22, 2017, will be counted and your earlier instructions revoked;
•	Sending a properly signed written notice of your revocation to the Secretary of the Company at Essendant Inc., One Parkway North Boulevard, Deerfield, Illinois 60015-2559; or
•	Voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy.

A proxy card with a later date or written notice of revocation shall not constitute a revocation of a previously submitted proxy unless it is received by the Secretary of Essendant Inc. before the previously submitted proxy is exercised at the Annual Meeting.

Quorum

To conduct the business of the Annual Meeting, we must have a quorum. Under our current Bylaws, a quorum for the Annual Meeting requires the presence, in person or by proxy, of the holders of a majority

6	2017 PROXY STATEMENT

PROXY AND VOTING INFORMATION

of the 37,500,049 shares of our Common Stock issued and outstanding on the Record Date. Under Delaware law and our Bylaws, we count instructions to withhold voting authority for Director nominees, any abstentions and broker non-votes as present at meetings of our stockholders for the purpose of determining the presence of a quorum.

Shares Held Through Broker or Other Nominee

In general, a broker who holds securities as a nominee in street name has limited authority to vote on matters submitted at a stockholders’ meeting in the absence of specific instructions from the beneficial owner. In the absence of instructions from the beneficial owner or authorization from the regulatory agency of which the broker is a member to vote on specific matters without the need to obtain instructions from the beneficial owner, a broker will specify a “non-vote” on those matters. Brokers are typically permitted to vote for the ratification of the selection of the independent registered public accounting firm if they have not received instructions from the beneficial owner; however, brokers may not vote on the other matters described in this Proxy Statement without specific instructions from the beneficial owner.

Required Votes

Election of Directors

The nominees for Director will be elected by a plurality of the votes cast at the Annual Meeting. This means that the three nominees who receive the greatest number of votes will be elected as Directors. Broker non-votes and instructions to withhold authority to vote for one or more nominees are not counted for this purpose and will not affect the outcome of this election.

We have adopted a so-called “plurality-plus” standard. In accordance with procedures set forth in the Company’s Corporate Governance Principles, any incumbent Director (including the three nominees standing for election at the Annual Meeting) who receives a greater number of votes withheld from his or her election than votes “FOR” his or her election in an uncontested election will be expected to tender his or her resignation for consideration by the Company’s Governance Committee. The Governance Committee will consider the resignation and, within 45 days following the date of the applicable annual meeting, make a recommendation to the Board concerning the acceptance or rejection of the resignation. The Board will then take formal action on the Governance Committee’s recommendation no later than 90 days following the date of the annual meeting. Following the Board’s decision on the Committee’s recommendation, we will publicly disclose the Board’s decision together with an explanation of the process by which the decision was made and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation.

Ratification of Ernst & Young

Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm will require the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote on such matter. Abstentions will be counted as represented and entitled to vote for purposes of determining the total number of shares that are represented and entitled to vote with respect to this proposal. As a result, an abstention from voting on this proposal will have the same effect as a vote “AGAINST” the matter. Broker non-votes will not be considered as represented and entitled to vote with respect to this proposal and will have no effect on the voting on this matter.

2017 PROXY STATEMENT	7

PROXY AND VOTING INFORMATION

Advisory Vote on Executive Compensation

The vote on the approval of our executive compensation is advisory and non-binding. However, we will consider our stockholders to have approved our executive compensation if the number of votes “FOR” this proposal exceeds the number of votes “AGAINST” this proposal. Accordingly, abstentions and broker non-votes will not affect the outcome of this advisory vote.

Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation

The vote on the frequency of advisory votes on executive compensation is advisory and non-binding. However, we will consider our stockholders to have selected the frequency option that receives the most votes. Accordingly, abstentions and broker non-votes will not affect the outcome of this advisory vote.

We do not know of any other matters to be submitted for stockholder action at the Annual Meeting.

Costs of Proxy Solicitation

We will bear the costs of soliciting proxies for the Annual Meeting. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic communication by our Directors, officers and other employees. Directors, officers and other employees of the Company who participate in soliciting proxies will not receive any additional compensation from the Company for doing so. Upon request, we will reimburse brokers, banks, custodians and other nominee record holders for their out-of-pocket expenses in forwarding proxy materials to their principals who are the beneficial owners of our Common Stock as of the Record Date.

8	2017 PROXY STATEMENT

                         PROPOSAL 1: ELECTION OF DIRECTORS

Proposal 1: Election of Directors

General

The Company’s business and affairs are managed under the direction of our Board of Directors. The Board has responsibility for establishing broad corporate policies relating to the Company’s overall performance rather than day-to-day operating details.

Our Board of Directors currently consists of ten members. The Board is divided into three classes, each of which is elected for a three-year term. The terms of the three current Class I Directors expire in 2017. The Class I Directors are current Directors standing as nominees at the Annual Meeting for reelection to a three-year term expiring in 2020.

The nominees have indicated that they are willing and able to serve as Company Directors. If any nominee becomes unavailable for election for any reason, the persons named as proxies in the enclosed proxy card will have discretionary authority to vote the shares they represent for any substitute nominee designated by the Board of Directors, upon recommendation of the Governance Committee.

Information regarding each of the Director nominees and the Directors continuing in office, including his or her age, principal occupation, other business experience during at least the last five years, directorships in other publicly held companies during the last five years and period of service as a Company Director, is set forth below. Also included below is a discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the Director nominee or Director should serve on the Board.

2017 PROXY STATEMENT	9

PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominees

The nominees for election as Class I Directors at this year’s Annual Meeting, each to serve for a three-year term expiring in 2020, are set forth below:

Jean S. Blackwell

Ms. Blackwell serves as Chair of the Governance Committee and a member of the Finance Committee. Ms. Blackwell served as the Chief Executive Officer of the Cummins Foundation and Executive Vice President, Corporate Responsibility of Cummins Inc., an engine manufacturer, from 2008 until her retirement in March 2013. From 2003 until May of 2008, Ms. Blackwell served as the Executive Vice President and Chief Financial Officer for Cummins. Ms. Blackwell also served as Vice President and General Counsel; Vice President, Human Resources; and Vice President, Cummins Business Services. Ms. Blackwell was appointed as Executive Vice President of Cummins in 2005. Prior to joining Cummins, Ms. Blackwell was a partner in the Indianapolis law firm of Bose, McKinney & Evans and also worked for the State of Indiana as Budget Director and for the State Lottery Commission as Executive Director.

Qualification: Ms. Blackwell has an in-depth knowledge of the business operations of a publicly traded company from her long tenure at Cummins and a strong financial acumen from her senior management experience. Ms. Blackwell has acquired significant understanding and experience in governance matters in serving as the chair of the governance committee of the Celanese, Inc. board and having served as general counsel. Through her experiences, including serving on our Audit Committee, the audit committee of Celanese, Inc., as chair of the audit committee of Ingevity, Inc. and her previous service as chair of the audit committee of The Phoenix Companies, she has a thorough understanding of financial reporting of a public company and is well-versed in internal controls. She also brings significant knowledge of human resource practices having served as Vice President of Human Resources at Cummins. Ms. Blackwell holds a BA degree in economics from the College of William and Mary and a law degree (Cum Laude) from the University of Michigan. Ms. Blackwell is a member of the board of directors of Celanese, Inc., a specialty chemicals company, and serves as chair of its nominating and governance committees and as a member of its audit committee. She also serves as a member of the board of directors of Ingevity, Inc., a specialty chemicals company, and serves as chair of its audit committee and as a member of its compensation committee.

Age: 62

Director since: 2007

10	2017 PROXY STATEMENT

                         PROPOSAL 1: ELECTION OF DIRECTORS

Dennis J. Martin

Mr. Martin is a member of the Audit and Human Resources Committees. Mr. Martin has been a member of the board of directors of Federal Signal Corporation, a manufacturer of solutions for municipal, government, industrial and commercial customers, since 2008 and in January 2016 was appointed as Non-Executive Chairman. He also served as President and Chief Executive Officer of Federal Signal from October 2010 to December 2016. Mr. Martin held several senior executive positions, including Chairman of the Board, President and CEO of General Binding, Executive Vice President of Illinois Tool Works and National Sales Manager of Ingersoll-Rand Company. Mr. Martin is also designated as one of the financial experts on the Company’s Audit Committee.

Qualification: Mr. Martin brings extensive knowledge and experience in the leadership of publicly traded companies, having served as chief executive officer and chairman of two public companies. He is able to apply his executive and board experience at several public companies, including companies in related industries, to contribute significantly to the strategy of the Company and provide important guidance to management on the key drivers in our industries. Mr. Martin’s expertise in manufacturing, sales, marketing, strategy, financial matters, business processes and mergers and acquisitions allow him to bring valuable insights to the Board, Audit Committee and Human Resources Committee. Mr. Martin holds a BS degree and Honorary Ph.D. from the University of New Haven. Mr. Martin is the Non-Executive Chairman of Federal Signal Corporation and previously served on its compensation, nominating and governance and audit committees. He previously served as a director of HNI Corporation, Coleman Cable, Inc., A.O. Smith Corp and General Binding Corporation.

Age: 66

Director since: 2016

2017 PROXY STATEMENT	11

PROPOSAL 1: ELECTION OF DIRECTORS

Paul S. Williams

Mr. Williams is a member of the Audit, Governance and Human Resources Committees. Mr. Williams has been a partner at Major, Lindsey & Africa, LLC, a legal executive search firm, since 2005. Prior to joining Major, Lindsey & Africa he served as Executive Vice President, Chief Legal Officer and Secretary of Cardinal Health, Inc.

Qualification: Mr. Williams brings extensive experience and knowledge of the business operations of publicly traded companies having served as a business executive and a director of several public company boards. His experience as an executive recruiter allows him to make significant contributions to the Human Resources Committee in its evaluation of compensation practices and succession planning. He also brings deep governance and mergers and acquisitions expertise. Mr. Williams holds a BA degree from Harvard University and a law degree from Yale University. Mr. Williams currently serves on the board of directors of Compass Minerals International, Inc., a salt and specialty fertilizer products company, and serves on its compensation and audit committees. He also serves on the board of directors of Bob Evans Farms, Inc., a food service processing and retail company, and serves on its compensation and nominating and governance committees. He previously served as a director of State Auto Financial Corporation.

Age: 57

Director since: 2014

THE COMPANY’S BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED ABOVE.

12	2017 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

Continuing Directors

The other Directors, whose terms will continue after this year’s Annual Meeting, are as follows:

Class II Directors — Continuing in Office until 2018 Annual Meeting

Robert B. Aiken, Jr.

Mr. Aiken serves as a member of the Executive Committee. Mr. Aiken was elected to the Company’s Board of Directors in February 2015 and was then named interim CEO in May 2015, followed by CEO in July 2015. He previously served on the Company’s Board of Directors from December 2010 to May 2014, at which time he stepped down from the Board due to the demands of his position as the Chief Executive Officer of Feeding America, the nation’s leading hunger relief organization. Mr. Aiken was CEO of Feeding America from November 2012 to February 2015. Prior to this role, Mr. Aiken was the CEO of the food company portfolio at Bolder Capital, a private equity firm. Mr. Aiken previously served as Managing Director of Capwell Partners LLC, a private-equity firm focused on companies offering health and wellness products and services. Mr. Aiken was in the private-equity business from February 2010 until his appointment at Feeding America. Prior to that time, Mr. Aiken was the President and Chief Executive Officer of U.S. Foodservice, one of the country’s premier foodservice distributors. Mr. Aiken joined U.S. Foodservice in 2004 and held several senior executive positions including President and Chief Operating Officer and Executive Vice President of Strategy and Governance before being named Chief Executive Officer in 2007. From 2000 until 2004, Mr. Aiken also served as President and Principal of Milwaukee Sign Co., a privately held manufacturing firm. From 1994 to 2000, Mr. Aiken was an executive with Specialty Foods Corporation, where he held several positions, including President and Chief Executive Officer of Metz Baking Company. Early in Mr. Aiken’s career, he worked as a business lawyer.

Qualification: Mr. Aiken brings to the Board of Directors and to the Executive Committee his experience as a chief executive officer of both public and private corporations with significant operations and a large, labor-intensive workforce. He has a broad background in foodservice distribution, with particular expertise in acquisitions, finance, merchandising, operations, sales force effectiveness, supply chain and private label products. Mr. Aiken also holds accounting and law degrees from Georgetown University. Since February 2010, Mr. Aiken has served as a director of Red Robin Gourmet Burgers, a chain of casual dining restaurants, and serves as the chair of the compensation committee and a member of the nominating and governance committee.

Age: 54

Director since: 2015

(Also previously served as a Director from December 2010 to May 2014)

Charles K. Crovitz

Mr. Crovitz serves as Chair of the Executive Committee and as a member of the Technology Advisory and Governance Committees. In September 2007, Mr. Crovitz was appointed as the Interim Chief Executive Officer of The Children’s Place Retail Stores, Inc., a children’s clothing and accessories retailer, which position he held until his retirement in January 2010. Prior to this appointment, Mr. Crovitz was a member of the executive leadership team of Gap Inc. from 1993 until 2003, most recently serving as Executive Vice President and Chief Supply Chain Officer. During his ten-year career with Gap, Mr. Crovitz was also Executive Vice President, Supply Chain and Technology and Senior Vice President, Strategy and Business Development. Prior to that, he held various positions with Safeway Inc., including serving as a member of the operating committee, Senior Vice President and Chief Information Officer, and Vice President, Director of Marketing for Safeway Manufacturing Group. Mr. Crovitz also spent several years with McKinsey & Company, Inc. where he was an Engagement Manager, leading client service teams in retail, forest products, steel and personal computer industries.

Qualification: Mr. Crovitz’ responsibility for information technology during his tenure at Gap and Safeway and his experience in supply chain management are particularly relevant to the strategic direction of the Company. His extensive operating experience allows him to make significant contributions to the Company’s continuing efforts to pursue growth strategies, increase productivity and reduce its cost structure making him an effective Chairman of the Board. Mr. Crovitz also holds an MBA and a law degree from Stanford University. Mr. Crovitz previously served as a board member for The Children’s Place Retail Stores.

Age: 63

Director since: 2005

2017 PROXY STATEMENT	13

PROPOSAL 1: ELECTION OF DIRECTORS

Roy W. Haley

Mr. Haley serves as Chair of the Audit Committee and a member of the Finance and Executive Committees. Mr. Haley also served as a Board member and as the Non-Executive Chairman of the board of directors of Bluelinx Corporation, a wholesale supplier of building materials, from March 2014 until May 2016. Until his retirement in May 2011, Mr. Haley served as the Executive Chairman of WESCO International, Inc. (“WESCO”), a wholesale supplier of electrical and other industrial supplies and services, and, until September 2009, was the Chief Executive Officer. Prior to joining WESCO in February 1994, he was President and Chief Operating Officer of American General Corporation, one of the nation’s largest consumer financial services organizations. Mr. Haley has served as the Chair of the Company’s Audit Committee for the past 15 years, and served as the chair of the audit committee of Cambrex Corporation. Mr. Haley is also designated as one of the financial experts on the Company’s Audit Committee.

Qualification: Mr. Haley has a history of public company board membership and leadership with significant knowledge and operating experience in a distribution company as chairman and chief executive officer of WESCO. This experience allows him to provide highly informed guidance and counsel regarding the operations and value proposition of a wholesale supplier supplemented with his direct knowledge of the Company’s lines of products. Through his present and past business experiences, Mr. Haley has acquired significant understanding and experience in financial matters of a publicly traded company, internal controls and the functions of an audit committee. Mr. Haley holds a Bachelor of Science in Industrial Management from Massachusetts Institute of Technology. In addition to his service as a director of WESCO, Mr. Haley served as a director of Cambrex Corporation, a supplier of pharmaceutical and life science industry products and services, for twelve years until his retirement in April 2010. He also served as a director of the Federal Reserve Bank of Cleveland until his retirement in December 2010.

Age: 70

Director since: 1998

Stuart A. Taylor, II

Mr. Taylor is Chair of the Finance Committee and a member of the Executive Committee. Mr. Taylor is Chief Executive Officer of The Taylor Group LLC, a private equity firm, and has been with The Taylor Group since 2002. Prior to founding The Taylor Group in 2002, Mr. Taylor was Senior Managing Director of Bear Stearns Companies Inc., a brokerage firm. Over a span of 19 years, Mr. Taylor served as Managing Director of CIBC World Markets (US), Managing Director, Automotive Industry Group, BT Alex Brown, Inc. of Bankers Trust Company and as Vice President, Corporate Finance Department of Morgan Stanley & Company, Inc.

Qualification: Mr. Taylor has demonstrated leadership as a chief executive officer and is a seasoned investment banker. His extensive experience in finance, business development, strategic diversification and mergers and acquisitions allows him to make significant contributions to the company’s strategic initiatives and to the Finance and Executive Committees. Mr. Taylor holds an MBA in finance from Harvard Business School and an undergraduate degree from Yale University. Mr. Taylor currently serves as a director of Ball Corporation, a metal packaging company, and serves as chair of its human resources committee and a member of its audit committee. He also serves on the board of directors of Hillenbrand, Inc., an industrial company, and serves as the chair of the M&A committee and a member of the audit committee.

Age: 56

Director since: 2011

14	2017 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

Class III Directors — Continuing in Office until 2019 Annual Meeting

Susan J. Riley

Ms. Riley is Chair of the Human Resources Committee and a member of the Audit Committee. Ms. Riley was most recently the Chief Financial Officer of Vestis Retail LLC, a private equity-owned holding company for Bob’s Store, Eastern Mountain Sports, and Sport Chalet. She previously served as a financial consultant for several retail and other companies. From April 2006 through February 2011 Ms. Riley held several senior executive positions, including Executive Vice President, Finance and Administration, at The Children’s Place Retail Stores, Inc., a children’s clothing and accessories retailer. Previously she served as Executive Vice President and Chief Financial Officer of Klinger Advanced Aesthetics, Senior Vice President and Chief Financial Officer of Abercrombie & Fitch Company, Executive Vice President of Business and Finance of Mount Sinai Medical Center of New York, Vice President and Treasurer of Colgate-Palmolive Company, Executive Vice President and Chief Financial Officer of Dial Corporation and Senior Vice President and Chief Financial Officer of Tambrands, Inc. Ms. Riley is also designated as one of the financial experts on the Company’s Audit Committee.

Qualification: Ms. Riley’s extensive knowledge in financial matters and her experience as chief financial officer of several companies contribute to the financial expertise on our Board and the Audit Committee. Her experience from serving as a senior executive and board member of several companies, including prior experience as the chair of the human resources committee of another board, enables Ms. Riley to provide key insights to our Human Resources Committee and to the Board operations in general. Ms. Riley earned a bachelor’s degree in accounting from the Rochester Institute of Technology and an MBA from Pace University.

Age: 58

Director since: 2012

Alexander M. Schmelkin

Mr. Schmelkin is a member of the Human Resources and Technology Advisory Committees. Mr. Schmelkin is Founder, Chief Executive Officer and a member of the board of directors of Cake & Arrow, a customer experience agency, and has held these positions since 2002. Before founding Cake & Arrow, Mr. Schmelkin co-founded New York-based Davanita Design, which was later acquired by Avatar Technology, where he served as President and Chief Executive Officer of the New York division.

Qualification: Mr. Schmelkin brings to the Board and the Technology Advisory Committee extensive experience in technology and e-business, digital, enterprise sales, and entrepreneurial insights as a chief executive officer. Mr. Schmelkin earned a bachelor’s degree from Cornell University.

Age: 40

Director since: 2012

Alex D. Zoghlin

Mr. Zoghlin was re-elected to the Company’s Board of Directors in May 2008. Mr. Zoghlin serves as Chair of the Technology Advisory Committee. Mr. Zoghlin is the Group President, Global Operations Center for Hyatt Hotels Corporation, a global hospitality company, a position he has held since March 2013. Prior to joining Hyatt, Mr. Zoghlin served as the Chief Executive Officer of VHT, Inc., a marketing services provider for the real estate industry, from 2009 to February 2013. He previously served on the Board from November of 2000 until May 2006. He resigned at that time to focus primarily on building G2 Switchworks, a Chicago-based travel/technology firm, where he was President and Chief Executive Officer until its change of ownership in 2008. He previously served as Chairman, President and Chief Executive Officer of neoVentures Inc., a venture capital investment company for emerging technology companies. Prior to that, he was Chief Technology Officer of Orbitz, LLC, a consumer-oriented travel industry portal backed by major airline companies.

Qualification: Mr. Zoghlin has a history of demonstrated leadership in enterprise technology and e-commerce. His experience in enterprise-wide programming, developing and implementing web-based solutions enables Mr. Zoghlin to offer key insights to our Technology Advisory Committee, which provides critical guidance on the Company’s portfolio of information technology assets and systems. Mr. Zoghlin also brings an entrepreneurial orientation to the Board’s deliberations. Mr. Zoghlin previously served as a director of State Farm Insurance Co., an insurance and financial services company.

Age: 47

Director since: 2008

(Also previously served as a Director from November 2000 to May 2006)

2017 PROXY STATEMENT	15

GOVERNANCE AND BOARD MATTERS

Governance and Board Matters

Corporate Governance Principles

The Company is committed to the use of sound corporate governance principles and practices in the conduct of its business. The Company’s Board has adopted the Essendant Inc. Corporate Governance Principles (the “Governance Principles”) to address certain fundamental corporate governance issues. The Governance Principles provide a framework for Company governance activities and initiatives and cover, among other topics, Director independence and qualifications, Board and Committee composition and evaluation, Board access to members of management and independent outside advisors, Board meetings (including meetings in executive session without management present) and succession planning. These principles also provide for the separation of the position of Chairman of the Board, who would normally serve as the Company’s lead independent Director, from that of Chief Executive Officer. The Governance Principles are included under “Governance” as part of the “Investors” section available through the Company’s website at http://www.essendant.com. Neither the Governance Principles nor any other information contained on or available through the Company’s website and referred to in this Proxy Statement is incorporated by reference in, or considered to be part of, this Proxy Statement.

Code of Conduct

The Company’s Board of Directors also has adopted the Essendant Inc. Code of Business Conduct (the “Code of Conduct”). The Code of Conduct applies to all Directors, officers and employees, and covers topics such as compliance with laws and regulations, proper use of the Company’s assets, treatment of confidential information, ethical handling of actual or apparent conflicts of interest, accurate and timely public disclosures, prompt internal reporting of violations and accountability for adherence to its guidelines. A copy of the Code of Conduct is included under “Governance” as part of the “Investors” section available through the Company’s website at http://www.essendant.com.

Board Independence

The Company’s Board of Directors has affirmatively determined that all of its members and the nominees, other than Mr. Aiken, the Company’s President and Chief Executive Officer, are independent within the meaning of the Company’s independence standards set forth in its Governance Principles. The Company’s Governance Principles incorporate the director independence standards of The NASDAQ Stock Market, Inc. (“NASDAQ”), and reflect the Board’s policy that a substantial majority of the Directors who serve on the Company’s Board should be independent Directors. Indeed, for a number of years, a substantial majority of the Company’s Board of Directors has been comprised of independent Directors.

In determining that Mr. Taylor is independent, the Board considered that Mr. Taylor and his spouse are owners of Taylor Made Business Solutions (“TMBS”), where his spouse also serves as the Chief Executive Officer, and that TMBS purchased $98,582 of products and services from Essendant Co. (“ECO”), a wholly-owned subsidiary of the Company, during 2016. The amount of purchases was less than 5% of gross revenues of ECO. The Board concluded that such transactions constituted an insignificant percentage of TMBS’ purchases and the Company’s sales, that Mr. Taylor had no direct involvement in such transactions and that such transactions, therefore, did not affect Mr. Taylor’s independence. Based on the same information and the representations from the Company’s management that such transactions were in the ordinary course of business at the same prices and on

16	2017 PROXY STATEMENT

                         GOVERNANCE AND BOARD MATTERS

the same terms as are available to customers of the Company generally, the Audit Committee of the Board concluded that such transactions were exempt under the Company’s related person transaction approval policy. The Governance Committee also reviewed the relationship and determined that there is no conflict with the Company’s Corporate Governance Principles, and that the relationship did not impair Mr. Taylor’s independence.

Board Leadership Structure

The Company’s Bylaws call for the Chairman of the Board to be elected by the Board from among its members and to have the powers and duties customarily associated with the position of a non-executive Chairman. Consistent with the Company’s Corporate Governance Principles, the Board expects that in most circumstances the only member of the Company’s management who would be invited to serve on the Board would be the Company’s chief executive officer. However, the Company’s Bylaws also provide that, while the Chairman may hold an officer position, under no circumstances may the Chairman also serve as the President or Chief Executive Officer of the Company. The Chairman of the Board normally serves as the Company’s lead independent Director and chairs executive sessions of the Board. Charles K. Crovitz has served as the Company’s independent Chairman since December 2011.

These principles are further enhanced in the Company’s Corporate Governance Principles which assist the Board in the exercise of its responsibilities and in serving the best interests of the Company and its stockholders. This structure is intended to serve as a framework within which the Board may conduct its business in accordance with applicable laws, regulations, and other corporate governance requirements.

Board Diversity

The Governance Committee is responsible for evaluating potential candidates for Board membership. In its evaluation process and to ensure that the Board benefits from diverse perspectives, the Committee considers such factors as the experience, perspective, background, skill sets, race, and gender makeup of the current Board as well as the candidate’s individual qualities in leadership, character, judgment and ethical standards. The Committee does not have a separate policy on diversity. However, pursuant to the Company’s Corporate Governance Principles, diversity is one of the criteria to be positively considered for board membership. For this purpose, the Committee considers diversity broadly as set forth above. The Governance Committee believes our Directors represent a diverse base of perspectives and reflect the racial and gender diversity of the Company’s employees, customers and shareholders, as well as an appropriate level of tenure, as further illustrated below.

2017 PROXY STATEMENT	17

GOVERNANCE AND BOARD MATTERS

Board’s Role in Risk Management

The Board of Directors takes an active role in risk oversight of the Company both as a full Board and through its Committees.

Strategic risk, which is risk related to the Company properly defining and achieving its high-level goals and mission, as well as operating risk, which is risk relating to the effective and efficient use of resources and pursuit of opportunities, are regularly monitored by the full Board through regular and consistent review of the Company’s operating performance and strategic plan. For example, at each of the Board’s five regularly scheduled meetings throughout the year, management provides to the Board presentations on the Company’s various business units as well as the Company’s performance as a whole. In addition, the Board discusses risks related to the Company’s business strategy at the Board’s strategic planning meetings every year in July and September and at other meetings as appropriate. Similarly, significant transactions, such as acquisitions and financings, are brought to the Board and Finance Committee for approval.

Reporting risk and compliance risk are primarily overseen by the Audit Committee. Reporting risk relates to the reliability of the Company’s financial reporting, and compliance risk relates to the Company’s compliance with applicable laws and regulations. The Audit Committee meets at least four times per year and, pursuant to its charter and established processes, receives input directly from management as well as from the Company’s independent registered public accounting firm, Ernst & Young LLP, regarding the Company’s financial reporting process, internal controls, and public filings. The Company’s internal audit function leads an annual risk assessment to refresh its ongoing risk-based work plan which includes coverage of financial, operational, and compliance risks, reporting results to the Audit Committee on a regular basis. The Company’s Disclosure Committee, Compliance Committee, and Enterprise Risk Management Committee, each consisting of senior level staff from the legal, finance, human resources, and information technology departments, as well as each business unit, meet regularly to address financial reporting, compliance issues, and other enterprise-wide risks and identify any additional actions required to mitigate these risks. Each of these management committees reports its activities regularly to the Audit Committee. In addition, in 2016 the Enterprise Risk Management Committee provided its report of activities to the Board of Directors. The Audit Committee also receives regular updates from the Company’s in-house attorneys regarding any Hotline reports, Code of Conduct issues or other legal compliance concerns. See “Board Committees — Audit Committee” below for further information on how the Audit Committee fulfills, and assists the Board of Directors’ oversight of, reporting and compliance risks.

Additionally, the Finance Committee, Technology Advisory Committee, and Human Resources Committee each provide risk oversight and monitoring with respect to the Company’s capital structure and corporate finance, cyber security and deployment of technology, and structure of compensation programs, respectively. See the individual descriptions of these committees for further information regarding their roles.

Executive Sessions

Non-management Directors meet regularly in executive sessions without management. In accordance with the Company’s Governance Principles, executive sessions are held at least four times a year. The Company’s independent Chairman of the Board presides at such sessions.

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                         GOVERNANCE AND BOARD MATTERS

Self-Evaluation

The Board and each of the Audit, Governance, Human Resources, Executive, Finance, and Technology Advisory Committees conduct an annual self-evaluation, as contemplated by the Company’s Governance Principles and the charters of such Board committees. The Board also obtains peer evaluations of individual Director performance in the course of its self-evaluation process.

Board Meetings and Attendance

The Board of Directors held 10 meetings during 2016. Each Director attended more than 75% of the aggregate number of meetings of the Board of Directors and of the Board Committees on which he or she served.

Board Committees

General

The Board of Directors has established six standing committees — an Audit Committee, a Governance Committee, a Human Resources Committee, a Finance Committee, a Technology Advisory Committee, and an Executive Committee. The Governance Committee serves as and performs the functions of a Board nominating committee. Each of the standing committees operates under a written charter adopted by the Board. The charters for the committees are available at essendant.com/proxymaterials.

The current membership and number of meetings held by each such standing committee during 2016 are as follows:

Name	Audit	Governance	Human Resources	Executive	Finance	Technology Advisory
Robert B. Aiken, Jr. Director Since: 2015 Previously served as Director from December 2010 to May 2014.				✓
Jean S. Blackwell Director Since: 2007		✓(C)			✓
Charles K. Crovitz Director Since: 2005		✓		✓(C)		✓
Roy W. Haley Director Since: 1998	✓(C)			✓	✓
Dennis J. Martin(1) Director Since: 2016	✓		✓
Susan J. Riley Director Since: 2012	✓		✓(C)
Alexander M. Schmelkin Director Since: 2012			✓			✓
Stuart A. Taylor, II(2) Director Since: 2011				✓	✓(C)
Paul S. Williams(2) Director Since: 2014	✓	✓	✓
Alex D. Zoghlin Director Since: 2008 Previously served as Director from November 2000 to May 2006.						✓(C)
Number of Meetings in 2016	9	6	6	5	6	5

2017 PROXY STATEMENT	19

GOVERNANCE AND BOARD MATTERS

(1)	On July 12, 2016, Mr. Martin became a member of the Audit and Human Resources Committees.
(2)	On May 24, 2016, Mr. Taylor became a member of the Executive Committee and stepped off the Governance Committee. Mr. Williams became a member of the Governance Committee.
(C)	Committee Chair

Audit Committee. The Board has determined that all of the above members of the Audit Committee are independent pursuant to NASDAQ’s current listing standards and Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). No member of the Audit Committee received any compensation from the Company during 2016 other than for services as a member of the Board or one or more of its committees. The Board also has determined that all Audit Committee members are financially literate and have financial management expertise, in accordance with NASDAQ listing standards. In addition, the Board of Directors has determined that Roy W. Haley, Dennis J. Martin and Susan J. Riley qualify as “audit committee financial experts” within the meaning of applicable SEC regulations.

The principal functions of the Audit Committee involve assisting the Company’s Board of Directors in fulfilling its oversight responsibilities relating to: (1) the integrity of the Company’s financial statements; (2) the soundness of the Company’s internal control systems; (3) assessment of the independence, qualifications and performance of the Company’s independent registered public accounting firm; (4) performance of the internal audit function; and (5) the Company’s enterprise risk management, legal, regulatory, and ethical compliance programs. The Audit Committee’s nine meetings during 2016 included reviews with management and the Company’s independent registered public accounting firm regarding the Company’s financial statements before their inclusion in the Company’s annual and quarterly reports filed with the SEC. For additional information, see “Report of the Audit Committee.”

The Audit Committee operates under a written charter most recently amended as of October 5, 2015. The charter was last reviewed by the Committee in December 2016.

Governance Committee. The Governance Committee evaluates corporate governance principles and makes recommendations to the full Board regarding governance matters, including evaluating and recommending Director compensation, overseeing the evaluation by the Board of Directors of the performance of the Company’s Chief Executive Officer and the Board, and reviewing succession planning with respect to the Chief Executive Officer. The Company’s Board has determined that all of the members of the Governance Committee are independent pursuant to current NASDAQ listing standards. In performing the functions of a nominating committee, the Governance Committee reviews and makes recommendations to the full Board concerning the qualifications and selection of Director candidates, including any candidates that may be recommended by Company stockholders.

The Governance Committee operates under a written charter most recently amended as of December 8, 2015. The charter was last reviewed by the Committee in December 2016.

Human Resources Committee. The Human Resources Committee of the Board of Directors generally acts as a Board compensation committee. It reviews and approves or makes recommendations to the Board of Directors with respect to compensation, employment agreements, and benefits applicable to executive officers. The Human Resources Committee also oversees the development and administration of compensation and benefits.

The agendas, meetings, and calendar are developed and set by the Chair of the Human Resources Committee with input from the Human Resources Department and the Chief Executive Officer. The Chairman, Chief Executive Officer, other members of management, and outside advisors may be invited to attend all or a portion of a Human Resources Committee meeting, other than an executive

20	2017 PROXY STATEMENT

                         GOVERNANCE AND BOARD MATTERS

session of the Human Resources Committee members, depending on the nature of the agenda items. Neither the Chief Executive Officer nor any other member of management votes on items before the Human Resources Committee; however, the Human Resources Committee and the Board of Directors solicit the views of the Chief Executive Officer on compensation matters, including the compensation of our executive officers.

Among its executive compensation oversight responsibilities, the Human Resources Committee approves the base salaries, annual incentive compensation targets, benefits, and perquisites of our executive officers, other than the Chief Executive Officer. In the case of compensation for the Chief Executive Officer, the Human Resources Committee makes a recommendation to the full Board of Directors for approval. The Human Resources Committee generally oversees the development and administration of our compensation and benefits plans, programs, and practices and reviews and makes determinations based on applicable data and analysis. Recommendations are made by the Committee to the Board on overall compensation and benefits objectives. With respect to our annual incentive programs, the Human Resources Committee approves performance targets under our 2015 Long-Term Incentive Plan or criteria applicable to other executive officer bonuses and reviews attainment of such targets or satisfaction of other relevant criteria. The Human Resources Committee also administers and approves equity grants to our executive officers (other than the Chief Executive Officer) under our 2015 Long-Term Incentive Plan. The Committee also advises and consults with the Governance Committee and the Board on non-employee Director compensation.

At the request of the Board, a risk analysis of 2016 compensation policies and practices was conducted. The Human Resources Committee received a report from the Company’s Internal Audit department regarding Aon Hewitt’s analysis of whether the Company’s compensation policies and practices for all employees, including executive officers, are reasonably likely to incent employees to take excessive risks or other actions inconsistent with Company policy that would result in a material adverse effect on the Company. Aon Hewitt identified all compensation policies and practices, analyzed whether they might motivate employees to take inappropriate risks and also considered internal controls that mitigate any such risks. After completion of this analysis, Aon Hewitt and management reported to the Committee their conclusion that none of the Company’s compensation policies and practices is reasonably likely to incent employees to take excessive risks that would result in a material adverse effect on the Company, and the Committee concurred with their conclusion.

The Human Resources Committee may establish its own procedural rules except as otherwise prescribed by the Company’s Bylaws, applicable law, or the NASDAQ listing standards. The Human Resources Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Human Resources Committee, subject to such terms and conditions (including required reporting back to the full Committee) as the Human Resources Committee may prescribe.

The Human Resources Committee has the authority to retain directly (and terminate the engagement of) any outside compensation consultants, outside counsel, or other advisors that the Human Resources Committee in its discretion deems appropriate to assist it in the performance of its functions, with the sole authority to approve related retention terms and fees for any such advisors. We will provide for appropriate funding, as determined by the Human Resources Committee, for payment of compensation to such outside advisors the Human Resources Committee retains.

During 2016 the Human Resources Committee engaged the services of an independent consultant, Meridian Compensation Partners, LLC (“Meridian”). Meridian provided the Human Resources and Governance Committees with updates on compensation trends and regulatory developments, advice on proxy disclosures with regard to compensation matters, and other assistance in related items as

2017 PROXY STATEMENT	21

GOVERNANCE AND BOARD MATTERS

requested by the Committees, including review of various materials prepared for the Committees by management, including in connection with 2016 compensation decisions. In completing its work, Meridian was engaged directly on behalf of the Committees, did no other work for the Company or any of its senior executives, and had no other ties to the Company. For additional information, see “Executive Compensation — Compensation Discussion and Analysis — Use of Consultants.”

The Human Resources Committee has assessed the independence of Meridian pursuant to the rules of the U.S. Securities and Exchange Commission and NASDAQ and concluded that no conflict of interest exists that would prevent Meridian from independently representing the Human Resources Committee.

The Human Resources Committee operates under a written charter most recently amended as of June 1, 2015. The entire charter was last reviewed by the Committee in February 2014.

Executive Committee. The Executive Committee has the authority to act upon any corporate matters that require Board approval, except where Delaware law requires action by the full Board or where the matter is required to be approved by a committee of independent Directors in accordance with applicable regulatory requirements.

The Executive Committee operates under a written charter most recently amended as of June 1, 2015.

Finance Committee. The purpose of the Finance Committee is to review and provide guidance to the Company’s Board of Directors and management with respect to the Company’s: (1) present and future capital structure requirements and opportunities; (2) plans, strategies, policies, proposals, and transactions related to corporate finance; (3) potential acquisitions and divestitures; and (4) Company financial risk management activities and plans.

The Finance Committee operates under a written charter most recently amended as of June 1, 2015. The entire charter was last reviewed by the Committee in February 2014.

Technology Advisory Committee. The purpose of the Technology Advisory Committee is to assist the Company’s Board of Directors in fulfilling its oversight responsibilities relating to: (1) alignment of the Company’s information technology (“IT”) strategic direction, investment needs, and priorities with its overall business and marketing strategies; (2) the Company’s marketing initiatives, including digital-based marketing and merchandising efforts; (3) assessment of the Company’s portfolio of IT assets and systems; (4) promotion of an effective, efficient, scalable, flexible, secure, and reliable IT infrastructure; and (5) consideration of the impact of emerging IT developments that may affect the IT function’s ability to support the needs of the business.

The Technology Advisory Committee operates under a written charter most recently amended as of February 10, 2016. The charter was last reviewed by the Committee in February 2017.

Consideration of Director Nominees

Mr. Dennis J. Martin is a nominee for Director at the 2017 Annual Meeting of Stockholders, which is the first year he is standing for election by the Company’s stockholders. Mr. Martin previously served as a member of an industrial advisory council that consulted with the Company on its industrial business, for which Mr. Martin received nominal fees for his service to the Company (significantly below the NASDAQ independence threshold). The Company has not consulted with the industrial advisory council since 2015. In connection with Mr. Martin’s service on the council, Mr. Aiken, the Company’s CEO, became acquainted with Mr. Martin’s skills and experience. During 2016, the Board of Directors conducted a search for possible candidates for a new Director. Mr. Aiken recommended Mr. Martin as a

22	2017 PROXY STATEMENT

                         GOVERNANCE AND BOARD MATTERS

candidate for consideration to the Governance Committee, and the Governance Committee evaluated Mr. Martin as a Director candidate. Upon recommendation of the Governance Committee, the Board of Directors elected Mr. Martin a Director in July 2016. Mr. Martin will not provide any further consulting services to the Company through the council.

The Governance Committee periodically assesses the Board’s size and composition and whether there may be any near-term vacancies on the Board due to retirement or otherwise. The Governance Committee uses a variety of methods to identify and evaluate potential Director nominees when the need for a new or additional Director is identified. It may seek or receive candidate recommendations from other Board members, members of the Company’s senior management, stockholders, or other persons. In addition, if and when it deems appropriate, the Governance Committee may retain an independent executive search firm to assist it in identifying potential Director candidates. Any such candidates may be evaluated at regular or special meetings of the Governance Committee, and the Governance Committee may solicit input from other Directors.

In evaluating any identified or submitted candidates for the Board, the Governance Committee seeks to achieve a balance of knowledge, skills, experience, and capability on the Board and to address the Board membership criteria set forth in the Company’s Governance Principles. In addition, the Governance Committee believes that candidates must have high personal and professional ethics and integrity, with values compatible with those of the Company; broad and substantial experience at a senior managerial or policy-making level as a basis for contributing wisdom and practical insights; the ability to make significant contributions to the Company’s success; and sufficient time to devote to their duties as a Director. In addition, the Governance Committee believes it is important that each Director represent the interests of all stockholders.

The Governance Committee’s policy is to consider properly submitted stockholder nominations for Director candidates in the same manner as a committee-recommended nominee. To recommend any qualified candidate for consideration by the Governance Committee, a stockholder should submit a supporting written statement to the Company’s Secretary at Essendant Inc., One Parkway North Boulevard, Deerfield, Illinois 60015-2559. This written statement must contain: (i) as to each nominee, his or her name and all such other information as would be required to be disclosed in a proxy statement with respect to the election of such person as a Director pursuant to the Exchange Act; (ii) the name and address of the stockholder providing such recommendation, a representation that the stockholder is the record owner of shares entitled to vote at the meeting, the number of shares owned, the period of such ownership, and a representation that the stockholder intends to appear in person or by proxy to nominate the person specified in the statement; (iii) whether the nominee meets the objective criteria for independence of directors under applicable NASDAQ listing standards and the Company’s Governance Principles; (iv) a description of all arrangements or understandings, and any relationships, between the stockholder and the nominee or any other person or persons (naming such person(s)) pursuant to which the nomination is to be made by the stockholder; and (v) the written consent of each nominee to serve as a Director if so elected.

Communications with the Board and Annual Meeting Attendance

Any stockholder who desires to contact the Company’s Chairman of the Board, who serves as its lead independent Director, or the other members of the Board of Directors may do so by writing to: Chairman of the Board, or Board of Directors, Essendant Inc., One Parkway North Boulevard, Deerfield, Illinois 60015-2559. All such written communications will be forwarded to and collected by the Company’s Secretary and delivered in the form received to the Chairman of the Board or, if so addressed or deemed appropriate based on the facts and circumstances outlined in the communication, to another

2017 PROXY STATEMENT	23

GOVERNANCE AND BOARD MATTERS

member of the Board or a chair of one of its standing committees. However, unsolicited advertisements, invitations or promotional materials may not be forwarded to Directors, in the discretion of the Secretary.

Directors are encouraged to attend annual meetings of the Company’s stockholders. Eight members of the Company’s Board of Directors then serving on the Board attended the 2016 Annual Meeting of Stockholders.

24	2017 PROXY STATEMENT

                         EXECUTIVE COMPENSATION

Executive Compensation – Table of Contents

Compensation Discussion and Analysis

2017 PROXY STATEMENT	25

EXECUTIVE COMPENSATION

Other Compensation Information

26	2017 PROXY STATEMENT

                         EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion & Analysis (“CD&A”) describes the background, objectives and structure of our 2016 executive compensation programs. This CD&A is intended to be read in conjunction with the tables beginning on page 47 which provide further historical compensation information for our following named executive officers (“NEOs”):

Name	Title
NEOs – Current Employees
Robert B. Aiken Jr.	President and Chief Executive Officer
Earl C. Shanks	Senior Vice President and Chief Financial Officer
Janet H. Zelenka	Senior Vice President and Chief Information Officer
Richard D. Phillips	Group President, Industrial
NEOs – Former Employees
Eric A. Blanchard	Former Senior Vice President, General Counsel and Secretary
Timothy P. Connolly	Former Senior Vice President and Chief Operating Officer

Mr. Blanchard retired from the Company on March 5, 2017. Mr. Connolly’s employment terminated on September 2, 2016.

Executive Summary

2016 Business Highlights

Essendant is a leading national wholesale distributor of workplace products, including janitorial, foodservice and breakroom supplies, technology products, traditional office products, industrial supplies, cut sheet paper products, automotive products and office furniture. We operated in a challenging environment in 2016. In addition to the continuing secular decline in office products consumption, we continued to respond to the downturn in the oilfield and energy sectors that continue to affect the revenues and earnings of our ORS Industrial business. Additionally, we experienced some continued disruption in our service model as we moved our Office Products and Janitorial and Sanitary businesses (now combined and referred to as the Office and Facilities business) on to a common operating and information technology platform. While this action has been disruptive in the short term, we expect this investment to yield a significant improvement in our delivery model and deliver a long term return on investment. Our business in 2016 was also negatively affected by declines in profit margins due to lower sales of higher margin products and a higher proportion of our sales to lower margin customers.

As a result of these challenges, our GAAP diluted net income per common share was $1.73 per share in 2016 and our adjusted diluted net income per common share declined to $1.54 in 2016 from $3.08 in 2015.1 While this financial performance was disappointing, we accomplished several goals that are critical to improving performance of the Company in 2017 and beyond, including the following:

•	Improving the efficiency by which we manage working capital to generate $127.2 million of free cash flow
•	Stabilizing the profitability of our ORS Industrial business and exceeding our 2016 performance goals for this business in spite of the weakness in the oilfield and energy sectors noted above
•	Completing the conversion of our JanSan business to our common network and IT platform

[1]	A reconciliation of adjusted EPS to GAAP EPS is provided in Appendix A.

2017 PROXY STATEMENT	27

EXECUTIVE COMPENSATION

•	Returning $27.3 million to stockholders via dividends and share repurchases
•	Commencing the first phase of a comprehensive transformation program to improve our value proposition and stockholder returns

We believe our pay-for-performance compensation structure, which puts a substantial percentage of executives’ compensation at risk, and our compensation philosophy, which is designed to focus executives on building long-term stockholder value, operated as designed.

2016 Incentive Payouts

As a result of our financial performance, compensation for the management team was significantly below target for 2016. We did not achieve our internal performance goals, which resulted in no incentive payouts to our executives under our annual cash incentive plan and no additional vesting of shares under outstanding performance-based equity awards.

•	The Human Resources Committee and the Board assessed our performance against the metrics under the 2016 Management Cash Incentive Award Plan (“MIP”) and determined that the metrics had not been achieved.
•	Based on our adjusted net income for the three-year period ended December 31, 2016, no additional shares vested as of March 1, 2017 under the performance-based restricted stock unit (“RSU”) awards issued in March 2014 under the Company’s 2015 Long-Term Incentive Plan (“LTIP”). See “—Elements of Compensation—No Performance-Based Restricted Stock Units Vested in 2016”.
•	The performance-based RSU awards issued in March 2015 and March 2016 are scheduled to vest on March 1, 2018 and March 1, 2019, respectively, based on our adjusted cumulative net income and working capital efficiency (and, in the case of the 2016 award, total stockholder return percentile rank) during the three-year performance period. Due to our 2016 financial performance, the portion of these awards that is based on adjusted cumulative net income is not currently expected to vest, and vesting of the remaining portion remains uncertain.

Key Leadership Changes

Several changes to our management team occurred in 2016 and early 2017:

•	On August 16, 2016, Harry Dochelli, formerly Senior Vice President Sales and Customer Care, was appointed President of our combined Office Products and Facilities business. In this role, Mr. Dochelli will have profit and loss responsibility for our largest business, reporting directly to the President and CEO.
•	On August 16, 2016, Mr. Phillips was promoted to Group President, Industrial, adding the responsibility of overseeing the Automotive business of Medco and e-tail business of CPO Commerce to his existing responsibility as President of ORS Nasco. Under Mr. Phillips’ leadership we expect to leverage sales and merchandising opportunities among these three businesses.
•	On August 16, 2016, Kirk Armstrong, Senior Vice President, Distribution, Operations, and Logistics, and Elizabeth Meloy, Senior Vice President, Strategy and Business Development, joined the Senior Leadership Team, reporting directly to the President and CEO.
•	On August 25, 2016, Keith Dougherty was appointed to the position of Senior Vice President, Merchandising, Inventory, and Pricing. Immediately prior to joining Essendant, Mr. Dougherty was Senior Vice President, Category Management, Pricing and National Sales with US Foods, Inc.

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                         EXECUTIVE COMPENSATION

•	On September 2, 2016, Mr. Connolly, Senior Vice President and Chief Operating Officer, terminated his employment with the Company. As a result of Mr. Connolly’s departure, his former responsibilities were distributed to other executives to increase focus and discipline in those areas as outlined above.
•	On March 5, 2017, Mr. Blanchard, Senior Vice President, General Counsel and Secretary, retired from the Company.

2016 Key Compensation Decisions

The Company’s executive compensation program is designed to attract and retain talented executives and to reward them appropriately for their contributions to the Company. In making compensation decisions, the Human Resources Committee consults Meridian Compensation Partners, LLC, the Committee’s independent compensation consultant, and analyzes the Company’s compensation practices compared to the practices of a comparison or peer group of companies. The Company’s recommendations to the Committee, and the Committee’s decisions, also take into consideration any feedback received by management from the Company’s stockholders with whom management meets regularly. In February 2016, the Human Resources Committee approved the design of the 2016 MIP, which maintained the performance metrics and weightings of:

•	Adjusted EBIT (60%)
•	Adjusted Cost Factor (20%); and
•	Adjusted Working Capital Efficiency (20%)

See “—Elements of Compensation—Annual Bonus (Management Cash Incentive Awards Plan).” Our performance was below internal performance goals, which resulted in no incentive payouts to our executives under this annual cash incentive plan.

In February 2016, the Committee approved a change to the performance-based RSU awards granted under the LTIP to add relative Total Stockholder Return Percentile Rank (“TSR”) as a third performance metric, in addition to Cumulative Adjusted Net Income and Adjusted Working Capital Efficiency. The addition of relative TSR was in order to align the plan design with other companies in our comparator group as well as general industry. The 2016 performance-based RSU awards will be earned to the extent the Company achieves the target Cumulative Adjusted Net Income, Adjusted Working Capital Efficiency and relative TSR performance metrics for the three-year period beginning January 1, 2016. These measures are weighted 60%, 25% and 15%, respectively. See “—Elements of Compensation—Long-Term Equity Incentive Awards,” “—2016 Performance-Based RSU Awards” and “—Mix of Equity Incentive Awards.” The allocation of the target value of annual grants between performance-based RSU awards and time-based restricted stock awards was maintained at an equal split for NEOs other than the President and CEO and at 60%/40% for the President and CEO, whose compensation is designed to be more heavily weighted toward performance conditions. Due to the Company’s 2016 performance, the portion of these awards that is based on adjusted cumulative net income is not currently expected to vest in 2019. Vesting on the remaining portions is uncertain.

The Human Resources Committee took into consideration several factors in determining compensation opportunities for our named executive officers, including their contributions to our financial and business results, their additional responsibilities previously described and the results of the biennial market analysis provided by Aon Hewitt to the Human Resources Committee. Based on this information, the

2017 PROXY STATEMENT	29

EXECUTIVE COMPENSATION

Committee approved in July 2016 the following compensation actions designed to bring total compensation targets for our named executive officers (“NEOs”) to approximately the 50th percentile of total compensation paid to executives in comparable positions at companies in our comparator group:

•	Mr. Shanks’ target annual LTIP economic value was increased from 150% to 170% of base salary.
•	Ms. Zelenka’s annual salary was increased from $335,000 to $370,000 and her target annual LTIP economic value was increased from 100% to 115% of base salary. She also received in October 2016 a special restricted stock award having an economic value of $500,000, which vests on the third anniversary of the award date, in recognition of her continuing value to the organization in the execution of the Company’s transformation program.
•	Mr. Phillips’ annual salary was increased from $375,000 to $400,000, his annual incentive target under the MIP was increased from 50% to 60% of his base salary, and his target annual LTIP economic value was increased from 100% to 125% of his base salary. He was also granted a special cash incentive award of up to $800,000 that may be earned on the third anniversary of the award date to the extent the results achieve certain pre-established financial goals of ORS Nasco during the three-year period ending December 31, 2018. In view of ORS Nasco’s performance in 2016, which exceeded its performance goals for the year, and as an additional retention incentive, Mr. Phillips received a special cash bonus of $200,000, payable 50% in March 2017 and the balance in March 2018.
•	Mr. Blanchard’s annual salary was increased from $375,000 to $400,000 and his target annual LTIP economic value was increased from 100% to 115% of base salary.
•	Mr. Connolly’s annual salary was increased from $500,000 to $525,000 and his target annual LTIP economic value was increased from 160% to 200% of base salary.

30	2017 PROXY STATEMENT

                         EXECUTIVE COMPENSATION

Compensation Governance Practices

Our solid compensation governance framework and pay-for-performance practices provide appropriate incentives to our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions.

Best Practices We Employ	Practices We Avoid
✓ Pay is closely linked to performance and targeted around the 50th percentile of a Human Resources Committee-approved comparator group of similar size and industry peers	× Supplemental Executive Retirement Plan (SERP) benefits are not provided
✓ Performance metrics are directly tied to drivers of value creation	× Hedging and short sales are not permitted
✓ Executives are subject to stock ownership guidelines consistent with market practices	× Pledging is not permitted without pre-approval
✓ Appropriate caps on incentive plan payouts	× Dividends and dividend equivalents are not provided on unearned performance awards
✓ Incentive compensation “clawback” policy	× Incentive program designs do not encourage excessive risk taking
✓ Change-in-Control (“CIC”) severance requires a double trigger	× Excise tax gross-ups were eliminated for all new agreements after December 31, 2010
✓ Our Human Resources Committee is comprised entirely of independent Directors
✓ Our Human Resources Committee engages an independent consultant
✓ Our Human Resources Committee regularly meets in executive session without management present
✓ Annual risk assessment of the compensation program confirms incentives do not encourage excessive risk-taking

Say-On-Pay Vote

At the 2016 Annual Meeting, our executive compensation was approved by approximately 94% of the shares voted. The Human Resources Committee views this non-binding advisory vote result, which is in line with previous support levels, as a strong expression of our stockholders’ continued satisfaction with our executive compensation structure and philosophy. The Committee considered this strong support in determining to primarily continue the general philosophy and elements of the Company’s executive compensation programs for fiscal year 2017.

2017 PROXY STATEMENT	31

EXECUTIVE COMPENSATION

Target Total Compensation

The mix of pay between fixed and variable compensation and the portion of variable compensation linked to the value of Company common stock is consistent with the Human Resources Committee’s objective of promoting a strong pay-for-performance culture by putting a substantial percentage of executives’ compensation at risk. As reflected in the following charts, 80% of Mr. Aiken’s 2016 target compensation was variable or “at-risk,” and 64% of the 2016 target compensation for our other current NEOs was variable or “at risk.”

Compensation Philosophy and Objectives

The Company’s executive compensation program is designed to attract and retain talented executives and to reward them appropriately for their contributions to the Company. Our executive compensation program is intended to support our strategic objectives and align the interests of our executives and our stockholders.

Our executive compensation program consists of base salary, annual cash incentives, and long-term equity incentives, as well as benefits that are generally available to our salaried employees and limited perquisites. We believe that spreading compensation across these three primary components achieves our compensation objectives of:

  ✓     Paying for performance

  ✓     Establishing competitive executive target pay levels

  ✓     Balancing fixed and at-risk compensation appropriately

  ✓     Balancing short-term and long-term goals appropriately

  ✓     Aligning the interests of management and stockholders

  ✓     Managing compensation risk

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                         EXECUTIVE COMPENSATION

Compensation Decision-Making Process

Use of Consultants

In 2016, Aon Hewitt provided consulting services to management, including consulting on compensation philosophy and plan design, as well as executive job compensation analysis. The Company engages a compensation consulting firm to conduct a formal compensation benchmark study every other year. The information from the study completed by Aon Hewitt in May 2016 was used to recommend compensation changes in 2016.

The Human Resources Committee has separately retained an independent consultant, Meridian Compensation Partners, LLC, to advise the Committee on compensation matters (including its review of management recommendations with respect to base salary adjustments, annual cash incentive awards and long-term incentive equity awards for executive officers) and to inform the Committee of regulatory developments and implications. Meridian provides no other services to the Company.

Performance Management

The Governance Committee of our Board of Directors oversees the annual evaluation of our President and CEO’s performance. The Human Resources Committee recommends to the independent Directors on the Board, for Board approval, adjustments to our President and CEO’s annual base salary, annual cash incentive award targets and long-term incentive targets. Our President and CEO annually reviews the performance of all other executive officers and makes recommendations to the Human Resources Committee, for its approval, with respect to their base salary adjustments and annual cash and long-term incentive targets. The Human Resources Committee approves the final base salary adjustments and incentive targets of the other named executive officers and exercises its discretion in modifying any recommended adjustments or incentive targets.

Compensation Competitive Analysis

The Human Resources Committee, with the assistance of Meridian Compensation Partners, LLC, reviewed the recommendations of management and Aon Hewitt and selected the companies listed below for our 2016 comparator group. The comparator group consists of companies which compete with us for talent and that are comparable to the Company in revenue, number of employees, in similar industries to ours, or are wholesaler organizations.

2017 PROXY STATEMENT	33

EXECUTIVE COMPENSATION

2016 Peer Group

Company	Revenue[1]	Full-Time Employees[1]	Industry
Anixter International Inc.	$7,622,800,000	8,900	Technology Distributors
Applied Industrial Technologies, Inc.	$2,519,428,000	5,569	Trading Companies and Distributors
CDW Corporation	$13,981,900,000	8,516	Technology Distributors
Fastenal Company	$3,962,036,000	19,624	Trading Companies and Distributors
Genuine Parts Company	$15,339,713,000	40,000	Distributors
HD Supply Holdings, Inc.	$7,388,000,000	14,000	Trading Companies and Distributors
HNI Corporation	$2,203,489,000	8,900	Office Services and Supplies
Insight Enterprises, Inc.	$5,485,515,000	5,930	Technology Distributors
MSC Industrial Direct Co., Inc.	$2,863,505,000	6,462	Trading Companies and Distributors
Office Depot, Inc.	$11,021,000,000	38,000	Specialty Stores
Patterson Companies, Inc.	$5,386,703,000	7,000	Healthcare Distributors
Pitney Bowes Inc.	$3,406,575,000	14,200	Office Services and Supplies
Pool Corporation	$2,570,803,000	3,900	Distributors
Staples, Inc.	$21,059,000,000	58,963	Specialty Stores
Steelcase Inc.	$3,060,000,000	11,000	Office Services and Supplies
SYNNEX Corporation	$14,061,837,000	105,500	Technology Distributors
Veritiv Corporation	$8,326,600,000	8,700	Trading Companies and Distributors
W.W. Grainger, Inc.	$10,137,204,000	25,000	Trading Companies and Distributors
Watsco, Inc.	$4,220,702,000	5,050	Trading Companies and Distributors
WESCO International, Inc.	$7,336,017,000	9,000	Trading Companies and Distributors
Essendant Inc.	$5,369,022,000	6,600	Office Services and Supplies
75th Percentile	$10,358,153,000	20,968
Average	$7,597,641,350	20,211
Median	$6,410,766,000	8,950
25th Percentile	$3,319,931,250	6,866
1	Revenues and FTE represent results as of 12/31/2016

There is generally a correlation between company size (revenue) and executive compensation. Accordingly, regression analysis, a common statistical technique, was applied to estimate the market values for each element of compensation for each of the NEOs.

Each element of total compensation is targeted at the 50th percentile of the market. Our pay philosophy generally allows us to recruit, motivate, and retain the executive talent necessary to develop and execute our strategy. However, we may depart from this philosophy when appropriate based on the performance level of an individual, his or her unique contributions to the Company, market factors, retention risks, or other considerations.

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                         EXECUTIVE COMPENSATION

Elements of Compensation

The chart below shows the elements that make up total direct compensation for our executives. Base salary is fixed pay that recognizes the executive’s role and responsibilities. Annual cash incentive awards are variable and reward achievement of annual financial, operating, and individual goals. Long-term incentives are awarded in the form of performance-based restricted stock units (”RSUs”) that support the achievement of our three-year financial plan and time-based restricted stock that supports retention and the creation of long-term stockholder value. Annual cash incentives and long-term incentives are awarded under our 2015 Long-Term Incentive Plan (“LTIP”).

Base Salary

Base salaries are reviewed based on the following factors:

➢	Job performance: The executive’s performance relative to the specific financial targets or business objectives for the job;
➢	Market factors: The market compensation profile for similar jobs and the need to attract and retain qualified candidates for high-demand positions;
➢	Potential: The individual’s expected contribution to the Company’s future performance;
➢	Retention risk: The need to retain high performing and high potential executives; and
➢	Internal value of the executive’s role: The relative importance of the job within the Company’s executive ranks based on the scope of responsibility and performance expectation.

In 2016, the base salaries of Messrs. Aiken and Shanks were not increased as they were largely consistent with 50th percentile market values for comparable positions in the peer group. However, in order to bring base salaries and total compensation in closer alignment with the 50th percentile of market values and to aid in ensuring retention and continuity, the base salaries of Messrs. Phillips, Blanchard and Connolly and Ms. Zelenka were increased as previously described (see “—2016 Key Compensation Decisions”).

2017 PROXY STATEMENT	35

EXECUTIVE COMPENSATION

Annual Bonus (Management Cash Incentive Awards Plan)

All of our named executive officers participated in the MIP, which promotes the Company’s pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash incentive awards for achieving Company performance goals.

Each named executive officer’s annual cash incentive award target under the MIP is set as a percentage of his or her base salary. These percentages generally approximate the median market values for annual incentive opportunities for comparable positions in the peer group. Each year, the Committee establishes financial performance goals. In 2016, the Committee established these measures based on the expectation that our earnings per share percentage growth rate in 2016 would be in the high single digits.

The threshold, target and maximum levels of each performance measure are set each year with the following objectives:

•	Relative difficulty of achieving each level is consistently applied from year to year;
•	Target level is challenging but achievable, reflects planned Company performance and generally exceeds industry performance expectations;
•	Performance ranges within which threshold and maximum incentive payouts can be earned are generally consistent with the range of financial results within which performance is expected to occur; and
•	Threshold payment is made to reward partial achievement of the targets and a maximum payment rewards attainment of an aggressive, but potentially achievable, level of performance.

The table below shows the threshold, target, and maximum performance measure levels the Human Resources Committee established during the first quarter of 2016. This mix of performance measures encourages employees to focus appropriately on the Company’s key financial and strategic objectives. The potential payout on each performance measure was 0% to 200% of the target award related to that measure, depending on whether our performance on that measure was at or below threshold (payout of 0%), between threshold and target (payout greater than 0% but less than 100%), between target and maximum (payout between 100% and 200%), or at or above maximum (payout of 200%). For performance between Threshold and Target or Target and Maximum, the achievement percentage for each performance measure was determined by linear interpolation. The Committee certified the following actual performance level and percentage of target payout for each of the 2016 MIP performance measures for the named executive officers.

2016 Performance Metrics

Metric	Weight	Threshold	Target	Maximum	2016 Actual Performance
Adjusted EBIT	60%	$198.4M	$220.4M	$242.4M	$127.7
Adjusted Cost Factor	20%	16.25%	15.75%	15.25%	16.26%
Adjusted Working Capital Efficiency	20%	17.40%	16.90%	16.40%	18.58%

For purposes of the MIP, “Adjusted EBIT” is defined as earnings before interest and taxes after eliminating unusual or non-recurring items; “Adjusted Cost Factor” is defined as operating expenses plus cost components of gross margin covering occupancy, advertising materials, distress loss, net delivery freight and net advertising freight, expressed as a percentage of net sales; and “Adjusted

36	2017 PROXY STATEMENT

                         EXECUTIVE COMPENSATION

Working Capital Efficiency” is defined as total current assets (excluding cash and cash equivalents) less total current liabilities (excluding short term debt), expressed as percentage of net sales, all as reported in or derived from the Company’s 2016 quarterly earnings releases in the table setting forth reconciliations of non-GAAP financial measures and re-calculated based on accounting standards promulgated by the Financial Accounting Standards Board or similar accounting standards body in place as of December 31, 2015, and adjusted to eliminate the effects of the following (net of any tax effects) to the extent not already included in the aforementioned table: (i) write-offs of previously capitalized financing costs; (ii) subsidiary charitable contributions to the Essendant Charitable Foundation; (iii) projected impacts on financial results of any acquisition or disposition (including liquidation of at least 90% of the assets) of any business during 2016 as reflected in the final financial valuation of the transaction presented to the Board prior to the Board’s approval of the transaction; (iv) impairment of goodwill and other intangible assets (as defined by ASC 350); (v) curtailment, settlement or termination of any of the Company’s pension plans (as defined in ASC 715); (vi) litigation or claim judgments and settlements; and (vii) restructuring costs (as defined by ASC 420).

Since our 2016 financial results fell short of the threshold levels of the MIP performance metrics, the Human Resources Committee determined that no annual incentive would be paid under the 2016 MIP. For each of our executives, 20% of the 2016 MIP payout was subject to an adjustment by the Human Resources Committee (or the independent Directors on the Board, in the case of Mr. Aiken), based on the Committee’s/Board’s assessment of the executive’s individual performance against specific individual performance targets. For outstanding performance, the executive’s total payout could have been increased by up to 10%, or decreased by as much as 20%, of the MIP payout determined based on achievement of the MIP performance metrics. Since no payout was earned based on such achievement, no assessment by the Committee of individual performance was required.

2017 PROXY STATEMENT	37

EXECUTIVE COMPENSATION

The annual cash incentive award payout chart below reflects our achievement of the MIP performance measures for the past ten years and underscores our pay-for-performance approach. As shown in the chart, the MIP payout has been at or above the overall target level twice in the last ten years, but during that period we have never achieved the maximum performance level. The annual incentive payout percentage over the last ten years (excluding 2009 in which executive officers did not participate in the MIP) has averaged 75% of target. The payout for executive officers in the past five years has averaged 60% of target.

Long-Term Equity Incentive Awards

In 2016 the Human Resources Committee awarded long-term equity incentive awards to the Company’s executives, including the NEOs. The Committee considered various factors in determining the size of each NEO’s long-term equity incentive awards, including the NEO’s:

1.	Ability to make a substantial contribution to the Company’s financial results;

2.	Market competitive award opportunities;

3.	Level of responsibility;

4.	Performance, and

5.	Leadership potential

Executive participation (other than the CEO) is determined by the Committee based on the recommendations of the CEO, rather than automatically based on title, position, or salary level. The economic value of each NEO’s total LTIP awards is generally targeted at about the median value for comparable positions in the peer group, subject to adjustment by the Committee to reflect the foregoing factors, as well as the Company’s desire to retain executives.

38	2017 PROXY STATEMENT

                         EXECUTIVE COMPENSATION

Based on the foregoing, the Committee (or the Board, in the case of Mr. Aiken) set the following targeted economic value of 2016 LTIP awards for each NEO:

Name	Target Economic Value of 2016 LTIP Awards % of Base Salary	Grant Date Value of Performance- Based RSU Awards	Grant Date Value of Time-Based Restricted Stock Awards
Current NEOs
Robert B. Aiken Jr.	300%	$1,440,000	$960,000
Earl C. Shanks(1)(3)	150% / 170%	$606,250	$403,750
Janet H. Zelenka(2)(3)(4)	100% / 115%	$418,750	$703,500
Richard D. Phillips(3)(4)(5)	100% / 125%	$468,750	$240,000
Former NEOs
Eric A. Blanchard(3)(4)	100% / 115%	$468,750	$220,000
Timothy P. Connolly(3)(4)	160% / 200%	$1,000,000	—

(1)	This amount includes a $250,000 equity award as the product of negotiations in recruiting Mr. Shanks to the Company in addition to his performance-based RSU award in March 2016 of $356,250. See “—Other 2016 LTIP Awards” for further discussion.
(2)	This amount includes a $500,000 retention equity award in October 2016. See “—Other 2016 LTIP Awards.”
(3)	As noted above, in connection with the Company’s biennial compensation study, the target economic values of the 2016 LTIP awards for Mr. Shanks, Ms. Zelenka, Mr. Phillips, Mr. Blanchard, and Mr. Connolly were increased to bring their total target compensation closer to the 50th percentile.
(4)	In March 2016, Ms. Zelenka, Mr. Phillips, Mr. Blanchard and Mr. Connolly were granted Management Team Transition Awards in the form of performance-based RSUs in the amounts of $251,250, $281,250, $281,250 and $600,000, respectively, in addition to their annual performance-based RSU awards in March 2016 of $167,500, $187,500, $187,500 and $400,000, respectively. See “—Other 2016 LTIP Awards.”
(5)	In addition to the amounts reflected in the table, Mr. Phillips received an $800,000 Cash Incentive Award. See “—Other 2016 LTIP Awards.”

Mix of Equity Incentive Awards

Our regular long-term equity compensation program consisted of two types of awards:

•	Performance-based RSU awards; and
•	Time-based restricted stock awards

The target economic grant date value of Mr. Aiken’s 2016 annual LTIP awards was allocated 60% to his performance-based RSU award and 40% to his time-based restricted stock award. The target economic grant date value of the 2016 annual LTIP awards made to each of Messrs. Shanks, Phillips, Blanchard and Connolly and to Ms. Zelenka was split evenly between performance-based RSU awards and time-based restricted stock awards.

Additionally, the performance-based RSU awards to Ms. Zelenka and Messrs. Phillips, Blanchard and Connolly were designed to deliver the second half of their Management Team Transition Awards that were approved in June 2015, and the performance-based RSU award to Mr. Shanks was designed to deliver an additional $250,000 target economic value as contemplated by the employment terms approved for him by the Committee in November 2015. Ms. Zelenka received an additional restricted stock award in October 2016 that was also not part of the annual grant cycle. See “—Other 2016 Awards.”

2016 Restricted Stock Awards

Except for the October 2016 award to Ms. Zelenka (see “—Other 2016 Equity Awards”), restricted stock granted to NEOs in 2016 vests in three equal, annual increments, except that if the aggregate

2017 PROXY STATEMENT	39

EXECUTIVE COMPENSATION

adjusted diluted earnings per share of the Company for the four quarters preceding a vesting date do not exceed $0.50, the restricted stock scheduled to vest on that date will be forfeited. (The $0.50 earnings per share requirement is designed to provide tax deductibility as described below. See “—Additional Compensation Policies and Practices—Tax Deductibility.”)

2016 Performance-Based Restricted Stock Unit (”RSU”) Awards

In 2016, the Committee approved a change to the performance-based RSU awards granted under the LTIP to add relative Total Stockholder Return Percentile Rank (“TSR”) as a third performance metric, in addition to Cumulative Adjusted Net Income (defined as the sum of the Company’s net income for the three years ending December 31, 2019, as recalculated based on the Adjustments described on page 41) and Adjusted Working Capital Efficiency (as defined above). This change was designed to better align the plan design with market practices of the peer group and general industry.

Other 2016 LTIP Awards

In March 2016, Ms. Zelenka and Messrs. Phillips, Blanchard and Connolly received 2016 Management Team Transition Awards in the form of performance-based RSU awards. These awards were designed to deliver half of the target economic value of their Management Team Transition Awards that were approved in June 2015. Such awards have the same performance metrics, vesting and other terms as set forth in the annual March 2016 performance-based RSU awards. These awards were intended to provide a meaningful retention incentive for the executives and were not considered in the determination of the amount of other 2016 compensation.

In connection with his hiring as CFO, Mr. Shanks received a performance-based RSU award having an economic value of $250,000 in March 2016. This award was in addition to his annual March 2016 performance-based RSU award and subject to the same terms and conditions, including the performance metrics and cliff vesting provisions of such annual award.

In recognition of her continuing value to the organization in the execution of the Company’s transformation program, Ms. Zelenka received a restricted stock award having an economic value of $500,000 in October 2016. Such award vests on the third anniversary of the award date, provided that if the aggregate adjusted diluted earnings per share of the Company for the four quarters preceding such vesting date does not exceed $0.50, the restricted stock will be forfeited. (The $0.50 earnings per share requirement is designed to provide tax deductibility as described below. See “—Additional Compensation Policies and Practices—Tax Deductibility.”)

Mr. Phillips was granted a special cash incentive award in July 2016 in recognition of additional responsibilities he assumed since being named President of ORS Industrial in November 2015 and the critical role he will play in repositioning ORS Industrial, diversifying its business and growing earnings. Under the award, the amount paid to Mr. Phillips will range between $400,000 and $800,000 based on the Committee’s assessment of Mr. Phillips’ attainment of these diversification and growth objectives during the three-year period ending December 31, 2018, provided that the award will be forfeited if the aggregate adjusted diluted earnings per share of the Company for the four quarters ending June 30, 2017 does not exceed $0.50. The Committee will review Mr. Phillips’ progress against these goals annually, and the Committee may update and revise the goals to reflect the Company’s evolving plans and strategies.

40	2017 PROXY STATEMENT

                         EXECUTIVE COMPENSATION

Mr. Phillips will not receive any payment under the award if his employment with the Company terminates for any reason prior to December 31, 2018, subject to certain exceptions if the ORS Industrial business is sold, the Company undergoes a Change of Control and Mr. Phillips is terminated without cause or terminates for good reason or he dies or becomes disabled, or Mr. Phillips dies or becomes disabled prior to a change of control or sale of the ORS Industrial business.

No Performance-Based Restricted Stock Units Vested in 2016

No additional 2014 performance-based RSUs vested based on the Company’s performance in 2016 since the Company’s Cumulative Adjusted Net Income for the three-year period beginning January 1, 2014 did not exceed the threshold performance goal set forth in the 2014 performance-based RSU award. The 2014 performance-based RSUs were scheduled to vest in three annual increments targeted at 1/3 of the number of units granted, but ranging from:

•	0 to 66.67% of the number of units granted based on the Company’s achievement of the applicable performance metric within a projected range for the first year of the performance period;
•	0 to 133.33% of the number of units granted (less any previously-vested units) based on the Company’s achievement of the applicable performance metric within a projected range for the first two years of the performance period; and
•	0 to 200% of the number of units granted (less any previously-vested units) based on the Company’s achievement of applicable performance metric within a projected range for the full three-year performance period.

The performance metric for the 2014 performance-based RSUs was cumulative adjusted net income.2

Company’s Cumulative Adjusted Net Income Goals and

Corresponding Performance Factors During the Performance Periods Indicated

2014 Performance-Based RSU Awards ($ million)	1 Year Period Ended December 31, 2014		2 Year Period Ended December 31, 2015		3 Year Period Ended December 31, 2016
	Adjusted Net Income Goal ($)	Performance Factor	Adjusted Net Income Goal ($)	Performance Factor	Adjusted Net Income Goal ($)	Performance Factor
Maximum	142	200%	294	200%	456	200%
Target	135	100%	273	100%	413	100%
Threshold	126	0%	245	0%	358	0%
Actual	129	36%	234	0%	306	0%

[2]

For purposes of the March 2014 restricted stock unit award, adjusted net income was defined as net income as reported in our audited financial statements, adjusted to eliminate the net impact of write offs of previously capitalized costs from refinancing activities; the impact on financial results during the year of completion and the year following of any acquisitions or dispositions with revenue for the most recently completed fiscal year of more than $50 million, such impact to be as projected in the final financial valuation of the transaction and its impacts presented to the Board prior to the Board’s approval of the transaction; the effects on financial results of charitable contributions to the Essendant Charitable Foundation; the effects of amounts accrued or paid related to prior period claims sold to Kemper Insurance; the expense associated with impairment of goodwill and other intangible assets; the interest expenses and any accrued interest associated with the cost of repurchases of our stock or issuance of dividends; the effects of any termination of any interest rate swap agreement; changes in the carrying value within the Company’s Other Comprehensive Income of the assets and liabilities associated with pension plans and interest rate swap agreements; and the effects of the termination, immunization, or changes in accounting principles of the Company pension plans, if any.

2017 PROXY STATEMENT	41

EXECUTIVE COMPENSATION

The number of performance-based RSU awards earned by each executive as of any vesting date was calculated using the following formula:

(Performance Factor x Cumulative Unit Percentage x Number of RSUs Awarded) – Number of Previously Earned RSUs

The Performance Factor for each vesting date was derived from the table above based on the Company’s cumulative adjusted net income through the applicable vesting date. The Performance Factor as of the vesting date for the performance period ended December 31, 2016 under the 2014 performance-based RSU awards was 0%. The December 31, 2016 Cumulative Unit Percentage was 100%. The Number of performance-based RSUs Awarded was the number of performance-based RSUs granted to the applicable executive by the Company. The Number of Previously Earned RSUs was the number of performance-based RSUs that had been earned on prior vesting dates.

Under the formula for determining the number of performance-based RSUs earned as of each vesting date, no performance-based RSUs would be earned if the cumulative adjusted net income as of the vesting date was equal to or less than the Threshold amount specified in the table. Based on the Company’s cumulative adjusted net income for the three-year period ended December 31, 2016, no additional performance-based RSUs vested on March 1, 2017 under the performance-based RSU award agreements issued in March 2014. These results demonstrate the alignment of compensation delivery with performance measure achievement.

The 2015 performance-based RSU awards cliff vest in March 2018 based on the Company’s achievement of the performance goals of Cumulative Adjusted Net Income (weighted 75%) and Working Capital Efficiency (weighted 25%) for the three-year performance period ending December 31, 2017. The 2016 performance-based RSU awards cliff vest in March 2019 based on the Company’s achievement of the performance goals of Cumulative Adjusted Net Income (weighted 60%), Working Capital Efficiency (weighted 25%) and TSR (weighted 15%) for the three-year performance period ending December 31, 2018. No performance-based RSUs will vest under these awards until March of the year following each award’s three-year performance period.

2017 Compensation Program

The Human Resources Committee approved the following aspects of the 2017 compensation program for executive officers:

•	Annual salary adjustments will be considered in July 2017 upon review of any updates to Essendant’s 2016 bi-annual executive compensation study.
•	Annual cash incentive awards were approved reflecting individual incentive targets and design features generally consistent with those provided in the 2016 MIP and the MIP incentive pool, except that the performance metrics were changed to Adjusted EBIT (weighted 52.5%), personal performance goals (weighted 30%) and Adjusted Free Cash Flow (weighted 17.5%).
•	March 15, 2017 performance-based RSU awards were approved for the current NEOs.
¡	The performance-based RSU award to Mr. Aiken was designed to deliver 60% of his 2017 annual LTIP economic value target.
¡	The performance-based RSU awards to current NEOs other than Mr. Aiken were designed to deliver 50% of their 2017 annual LTIP economic value target.

42	2017 PROXY STATEMENT

                         EXECUTIVE COMPENSATION

¡	The terms of the awards are generally the same as those set forth in the March 15, 2016 grants, except that the performance metrics were changed to 2017 Adjusted EBIT (weighted 75%) and 2017 Adjusted Free Cash Flow (weighted 25%) with each amount achieved to be increased or decreased up to 15% based on the Company’s Total Stockholder Return percentile rank compared to the Total Stockholder Return of other companies in its comparator group over the three-year period beginning January 1, 2017.
¡	The two one-year performance metrics reflected in the 2017 plan design, subject to the three-year TSR modifier, reflect the difficulty in establishing longer-term performance metrics during a period of significant transformation and the importance of retaining key executives critical to executing the transformation program that will drive stockholder value.

Additional Compensation Policies and Practices

Stock Ownership Guidelines

The Company and its stockholders are best served by managing the business with a long-term perspective while delivering strong annual results. We believe stock ownership is an important tool to strengthen the alignment of interests of stockholders, Directors, and executive officers. Our guidelines specify that each Director and executive officer should retain 100% of any shares of Company common stock acquired (net of required tax withholding) through equity-based grants made by the Company under our incentive plans, until the participant has attained the level of ownership of qualifying Company securities (described below) as a multiple of the participant’s annual base pay or cash retainer (“Multiple of Pay”) outlined in the table below. Once the target Multiple of Pay is achieved, the participant may sell shares of Company stock without restriction, provided that the sale does not cause the value of the participant’s ownership (measured based on the sales price of Company stock) to fall below the target Multiple of Pay. As of December 31, 2016 all of the current Directors and NEOs complied with the retention aspects of the stock ownership guidelines.

NEO	Title	Required Salary Multiple
Robert B. Aiken, Jr.	President and CEO	Five x base salary
Earl C. Shanks	Senior Vice President and CFO	Three x base salary
Janet H. Zelenka	Senior Vice President and CIO	One x base salary
Richard D. Phillips	Group President, Industrial	One x base salary
Eric A. Blanchard	Senior Vice President, General Counsel and Secretary	One x base salary
Independent Directors		Five x annual cash retainer

The value of all of the following types of Company stock, stock units or stock options owned by or granted to the participant qualifies toward the participant’s attainment of the target multiple of pay:

•	Unvested restricted stock
•	Shares owned outright/shares beneficially owned, including shares owned through the Company’s employee stock purchase plan or 401(k) plan
•	Shares attained through a deferred stock unit plan
•	Vested in-the-money stock options reflecting the gross value equal to the spread between the strike price (closing stock price on the date of grant) and the fair market value

2017 PROXY STATEMENT	43

EXECUTIVE COMPENSATION

Based on an amendment to the stock ownership guidelines adopted by the Human Resources Committee in February 2014, unvested restricted stock units that are subject to performance conditions ceased to count toward share ownership effective February 2017.

The Board and the Committee may reduce future long-term incentive grants or other compensation provided to executives who do not comply with the guidelines.

Recoupment (“Clawback”) Policy

Under our clawback policy, the Committee has the authority and discretion to recoup incentive compensation previously paid to our executive officers if there is a subsequent restatement of financial statements or if an executive commits fraud or engages in other misconduct. Our form performance-based RSU and restricted stock award agreements include provisions requiring the forfeiture of any such awards, shares issued under such awards, and proceeds from the sale of any shares issued under such awards if the participant breaches certain covenants, including non-competition and non-solicitation restrictions that apply during the term of employment and for two years thereafter.

Anti-Hedging and Pledging Policies

Under our insider trading policy, Directors and executive officers, as well as other employees, are prohibited from the following activities with respect to Company common stock:

✓	Hedging their interest or otherwise speculating in Company shares by selling short or trading or purchasing “put” or “call” options on our common stock or engaging in similar transactions; and

✓	Pledging any shares of our common stock without prior clearance from the Company.

As of January 1, 2017, no shares of Company common stock were pledged by any Director or executive officer.

Tax Deductibility

Section 162(m) of the Code generally limits the corporate tax deduction for compensation paid to the chief executive officer and the three other most highly compensated executives (other than the CFO) to $1 million annually, unless certain requirements are satisfied. To maximize the corporate tax deduction, the MIP, the LTIP and the MIP incentive pool were designed so that certain awards under those plans can comply with the requirements of Section 162(m) of the Code and the MIP and the MIP incentive pool were established under the stockholder-approved LTIP. As the $1 million limit does not apply to compensatory amounts that qualify as performance-based compensation under Section 162(m), certain of our performance-based awards made pursuant to these plans are intended to qualify for corporate tax deductibility.

We intend to use performance-based compensation to minimize the effect of the limits imposed by Section 162(m) to the extent that compliance with Code requirements does not conflict with our compensation objectives. In some cases, however, we believe the loss of some portion of a corporate tax deduction may be necessary and appropriate in order to provide the compensation necessary to attract and retain qualified executives.

44	2017 PROXY STATEMENT

                         EXECUTIVE COMPENSATION

Perquisites and Other Benefits

We provide limited cash allowances in lieu of separate perquisite programs such as auto allowances, financial planning reimbursements, physical examination reimbursements, and supplemental liability insurance. Based on market data, the independent Directors on the Board approve the perquisite allowance for Mr. Aiken and the Human Resource Committee approves the perquisite allowances for the other named executive officers.

Other executive benefits include:

➢	Group life insurance and accidental death and dismemberment insurance equal to 2 1/2 times the executive’s base salary, up to a maximum benefit of $1.2 million.
➢	$200,000 of business travel insurance.
➢	Supplemental Long-Term Disability Insurance

Our executives are eligible to participate in all of our other employee benefit plans, such as medical, dental, vision, long-term disability and 401(k) plan. Executives hired prior to January 1, 2008 are also eligible to receive a pension benefit from our frozen pension plan. See “Executive Compensation – Retirement Benefits.” We believe these benefits support our goal of attracting and retaining key executive talent, as well as promote the health, well-being, and financial security of our executives.

Severance Benefits

We have entered into employment agreements with each of the NEOs except Mr. Shanks and Ms. Zelenka. Mr. Shanks and Ms. Zelenka are covered by the Company’s Executive Severance Plan. Following a review of our severance terms against market data, the employment agreements and the Executive Severance Plan were amended effective January 1, 2017, to conform their terms and provide for more consistent severance benefits in the event of termination by the Company without cause or by the executive for good reason. These benefits are intended to attract and retain executives and to facilitate an orderly transition upon certain terminations. See “Executive Compensation – Employment Contracts and Employment Termination and Change of Control Arrangements.”

The named executive officers’ benefits in the event of a change of control have a “double trigger,” meaning the executives are not automatically entitled to severance upon a change of control. Rather, they are entitled to receive severance following a change of control only if, within the period of time specified in their respective employment contracts or the Executive Severance Plan, their employment is terminated by the Company without cause or by the executive for good reason.

Change of control severance benefits help to maintain the named executive officers’ objectivity in decision-making on potential corporate transactions and provide another vehicle to align the interests of the named executive officers with the interests of our stockholders. The use of a double-trigger for the payment of change of control severance benefits encourages executives to remain with us through the closing of a change of control transaction, providing stability at a critical time.

2017 PROXY STATEMENT	45

EXECUTIVE COMPENSATION

Human Resources Committee Report

The Human Resources Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K.

The Human Resources Committee:

Susan J. Riley, Chair

Alexander M. Schmelkin

Paul S. Williams

Dennis J. Martin

46	2017 PROXY STATEMENT

                         EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of all persons serving as principal executive officer (CEO) and principal financial officer (CFO) in fiscal 2016 and the next three highest compensated executive officers who were serving as such at December 31, 2016.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total Compensation ($)
Robert B. Aiken Jr.	2016	800,000	—	2,559,955	—	—	46,050	3,406,005
President and Chief Executive Officer	2015	530,768	166,000	1,999,963	166,667	—	20,541	2,883,939
Earl C. Shanks	2016	475,000	—	1,009,959	—	—	34,666	1,519,625
Senior Vice President and Chief Financial Officer	2015	63,035	—	249,995	15,833	—	288,017	616,880
Janet H. Zelenka	2016	351,042	—	1,131,460	—	2,474	33,092	1,518,068
Senior Vice President and Chief Information Officer
Richard D. Phillips	2016	386,458	200,000	718,717	—	—	32,149	1,337,324
Group President, Industrial	2015	375,000	—	656,220	46,875	—	31,157	1,109,252
	2014	375,000	—	392,495	150,000	—	32,668	950,163
Eric A. Blanchard(7)	2016	386,458	—	698,718	—	3,430	35,601	1,124,208
Senior Vice President, General	2015	375,000	2,856	656,220	56,250	1,001	32,881	1,124,208
Counsel and Secretary	2014	330,500	—	330,462	169,384	5,311	30,575	866,233
Timothy P. Connolly(8)	2016	350,896	—	999,984	—	7,084	814,576	2,172,540
Former Senior Vice President	2015	471,417	53,624	1,221,059	105,150	—	32,905	1,884,154
and Chief Operating Officer	2014	402,000	50,000	692,576	289,440	12,266	29,147	1,475,429

(1)	Reflects base salary amounts earned during the years listed, including any portions deferred under the 401(k) Savings Plan and the Deferred Compensation Plan of the Company’s wholly owned subsidiary, Essendant Co.
(2)	Mr. Phillips received a discretionary bonus of $200,000 related to his 2016 performance. This bonus will be paid out half in March 2017 and the second half in March 2018, provided Mr. Phillips is employed at the date of payout. Mr. Aiken received a one-time cash sign-on bonus in 2015 in the amount of $166,000 related to his transition to CEO. Mr. Connolly received the second half of his cash bonus related to his promotion to President, Business Transformation and Supply Chain in the amount of $50,000 payable in January 2015. Mr. Connolly and Mr. Blanchard received cash payments in the amount of $3,624 and $2,856, respectively, related to reconciliation of performance stock awards.
(3)	Amounts shown represent the grant date fair value of restricted stock awards and performance-based RSU awards that were granted in each year, computed in accordance with Financial Standards Board Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation and represent the probable outcome of the performance condition. See Note 5, “Share-Based Compensation,” to the Company’s audited financial statements contained in our annual reports on Form 10-K for the years ended December 31, 2016, 2015, and 2014, for a discussion of the assumptions used in calculating these values. Assuming the highest level of performance was achieved, the grant date fair value of performance-based RSU awards in 2016 to the NEOs would have been $2,879,954 for Mr. Aiken, $1,212,450 for Mr. Shanks, $837,456 for Ms. Zelenka, $937,455 for Mr. Phillips, $937,455 for Mr. Blanchard, and $1,999,968 for Mr. Connolly.
(4)	This amount represents the positive change in value under the Company’s Pension Plan for the NEOs who are eligible for the Pension Plan. In addition, the pension value for Mr. Connolly decreased by $879 in 2015. Earnings on deferred compensation are not reflected in this column because the investment options under the non-qualified Deferred Compensation Plan are the same choices available to all employees under the 401(k) Savings Plan and the named executive officers do not receive preferential earnings on their investments.

2017 PROXY STATEMENT	47

EXECUTIVE COMPENSATION

(5)	The amounts shown for 2016 include the following:

Name	401(k) Match ($)	Cash Perq Allowance ($)	Other Perqs(6) ($)	Severance(7) ($)	Total All Other Compensation ($)
Robert B. Aiken	9,000	24,000	13,050		46,050
Earl C. Shanks	9,000	18,000	7,665		34,666
Janet H. Zelenka	9,000	18,000	6,092		33,092
Richard D. Phillips	9,000	18,000	5,149		32,149
Eric A. Blanchard	9,000	18,000	8,601		35,601
Timothy P. Connolly	9,000	12,136	5,940	787,500	814,576

(6)	Other perquisites include (1) life insurance, (2) accidental death & dismemberment insurance, (3) long-term disability insurance, (4) cell phone stipend, (5) spousal travel and entertainment.
(7)	Pursuant to the Executive Employment Agreement, Mr. Connolly will receive severance pay in the amount of $787,500 paid as follows: $530,000 in equal installments on applicable payroll dates and a lump sum payment of $257,500 on March 15, 2017.
(8)	Mr. Blanchard retired effective March 5, 2017.
(9)	Mr. Connolly’s employment terminated September 2, 2016.

Grants of Plan-Based Awards During 2016

The compensation plans under which the grants in the following table were made are described under “—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentive Awards.” The LTIP permits different types of awards, including but not limited to stock options, restricted stock awards, stock appreciation rights, cash incentives awards, and performance-based awards. The LTIP requires that in the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), outstanding equity awards will be proportionately adjusted.

48	2017 PROXY STATEMENT

                         EXECUTIVE COMPENSATION

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units
NAME	Grant Date		Approval Date	Target ($)	Maximum ($)	RSU Target (#)(2)	RSU Maximum (#)(2)	Restricted Stock Awards (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)
Robert B. Aiken, Jr.	3/15/2016		2/9/2016			53,120	106,240		1,599,974
Robert B. Aiken, Jr.	9/1/2016		7/12/2016					49,921	959,981
Robert B. Aiken, Jr.				1,000,000	2,000,000
Earl C. Shanks	3/15/2016		2/9/2016			20,127	40,254		606,225
Earl C. Shanks	9/1/2016		7/12/2016					20,995	403,734
Earl C. Shanks				380,000	760,000
Janet H. Zelenka	3/15/2016		2/9/2016			13,902	27,804		418,728
Janet H. Zelenka	9/1/2016		7/12/2016					11,063	212,741
Janet H. Zelenka	10/17/2016	(4)	10/11/2016					27,307	499,991
Janet H. Zelenka				222,000	444,000
Richard D. Phillips	3/15/2016		2/9/2016			15,562	31,124		468,727
Richard D. Phillips	9/1/2016		7/12/2016					13,000	249,990
Richard D. Phillips				240,000	480,000
Eric A. Blanchard	3/15/2016		2/9/2016			15,562	31,124		468,727
Eric A. Blanchard	9/1/2016		7/12/2016					11,960	229,991
Eric A. Blanchard				240,000	480,000
Timothy P. Connolly	3/15/2016		2/9/2016			33,200	66,400		999,984
Timothy P. Connolly				472,500	945,000

(1)	These columns indicate the range of possible payouts for 2016 performance under the Company’s MIP as described in “—Compensation Discussion and Analysis—Annual Cash Incentive Awards.” The actual payouts for 2016, as reflected in the Summary Compensation Table were $0 for all as further described in “—Compensation Discussion and Analysis—Annual Bonus—2016 Payouts”. Mr. Connolly’s employment terminated on September 2, 2016 prior to the end of the performance period for MIP awards, so he was not eligible for a MIP payout.
(2)	Performance-based restricted stock unit (“RSU”) awards granted pursuant to the Company’s LTIP on March 15, 2016 will cliff vest on March 1, 2019, to the extent the Company achieves its cumulative net income, working capital efficiency goals and TSR thresholds for the performance period. Participants may earn a threshold of zero to a maximum of 200% of their target equity incentive award over the three-year period. See “—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentive Awards” for more information.
(3)	Restricted stock awards granted pursuant to the Company’s LTIP on September 1, 2016, vest in three annual increments on each September 1, provided that the Company’s aggregate adjusted diluted earnings per share exceed $0.50 for the four calendar quarters immediately preceding the vesting date.
(4)	The restricted stock award granted to Ms. Zelenka on October 17, 2016, pursuant to the Company’s LTIP will vest on October 17, 2019, provided that the Company’s aggregate adjusted diluted earnings per share exceed $0.50 for the four calendar quarters immediately preceding the vesting date.

2017 PROXY STATEMENT	49

EXECUTIVE COMPENSATION

Outstanding Equity Awards at December 31, 2016

		Option Awards(1)				Stock Awards(2)
NAME	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested(5) (#)	Equity Incentive Plan Awards : Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested(4) ($)
Robert B. Aiken	2/20/2015					989	20,670
Robert B. Aiken	6/5/2015					8,395	175,456
Robert B. Aiken	9/1/2015					30,075	628,568
Robert B. Aiken	3/15/2016							47,808	999,187
Robert B. Aiken	9/1/2016					49,921	1,043,349
Earl C. Shanks	12/1/2015					6,823	142,601
Earl C. Shanks	3/15/2016							20,127	420,654
Earl C. Shanks	9/1/2016					20,995	438,796
Janet H. Zelenka	4/1/2013	6,169	0	38.69	4/1/2023
Janet H. Zelenka	1/1/2014	5,538	0	45.89	1/1/2024
Janet H. Zelenka	3/15/2014							994	20,775
Janet H. Zelenka	9/1/2014					722	15,090
Janet H. Zelenka	3/15/2015							2,346	49,031
Janet H. Zelenka	6/1/2015					4,204	87,864
Janet H. Zelenka	9/1/2015					3,359	70,203
Janet H. Zelenka	3/15/2016							13,902	290,552
Janet H. Zelenka	9/1/2016					11,063	231,217
Janet H. Zelenka	10/17/2016					27,307	570,716
Richard D. Phillips	4/1/2013	29,563	0	38.69	4/1/2023
Richard D. Phillips	3/15/2014							2,164	45,228
Richard D. Phillips	9/1/2014					1,067	22,300
Richard D. Phillips	3/15/2015							4,829	100,926
Richard D. Phillips	6/1/2015					4,706	98,355
Richard D. Phillips	9/1/2015					3,760	78,584
Richard D. Phillips	3/15/2016							15,562	325,246
Richard D. Phillips	9/1/2016					13,000	271,700
Eric A. Blanchard (6)	9/1/2007	18,096	0	29.51	9/1/2017
Eric A. Blanchard (6)	4/1/2013	26,055	0	38.69	4/1/2023
Eric A. Blanchard (6)	3/15/2014							1,907	39,856
Eric A. Blanchard (6)	9/1/2014					814	17,013
Eric A. Blanchard (6)	3/15/2015							4,829	100,926
Eric A. Blanchard (6)	6/1/2015					4,706	98,355
Eric A. Blanchard (6)	9/1/2015					3,760	78,584
Eric A. Blanchard (6)	3/15/2016							15,562	325,246
Eric A. Blanchard (6)	9/1/2016					11,960	249,964

(1)	Non-qualified stock option awards granted pursuant to the Company’s LTIP on September 1, 2007, vested in three equal annual installments based on the grant agreements. Pursuant to the Company’s LTIP, non-qualified stock option awards granted on April 1, 2013, cliff vested on April 1, 2016 and non-qualified stock option awards granted on January 1, 2014, cliff vested on April 1, 2016.
(2)	Holders of shares of restricted stock are entitled to vote such shares, however they are not entitled to receive dividends.

50	2017 PROXY STATEMENT

                         EXECUTIVE COMPENSATION

(3)	Restricted stock granted pursuant to the Company’s LTIP on September 1, 2015, and 2014 vest in three substantially equal annual installments, except that if the aggregate diluted adjusted earnings per share for the four quarters preceding a vesting date do not exceed $0.50, the stock award scheduled to vest on that date will be forfeited.
(4)	The market value of restricted stock and RSU awards is equal to the number of shares awarded multiplied by the closing market price of the Company’s Common Stock on December 30, 2016, which was $20.90.
(5)	RSUs granted pursuant to the Company’s LTIP on March 15, 2016, will cliff vest March 1, 2019, to the extent the Company achieves its cumulative adjusted net income and adjusted working capital efficiency goals for the performance period ending December 31, 2018. RSUs granted pursuant to the Company’s LTIP on March 15, 2015, will cliff vest March 1, 2018, to the extent the Company achieves its cumulative adjusted net income and adjusted working capital efficiency goals for the performance period ending December 31, 2017. RSUs granted pursuant to the Company’s LTIP on March 15, 2014, vested in three annual installments on March 1, 2015, March, 1, 2016 and March 1, 2017, to the extent the Company achieves its cumulative adjusted net income goal for the period ending December 31, 2016. For the 2016, 2015 and 2014 grants, participants may earn a threshold of zero to a maximum of 200% of their target equity incentive award over the three-year period.
(6)	Pursuant to Mr. Blanchard’s retirement from the Company effective March 5, 2017, all unexercised options will expire on the one-year anniversary of his retirement. Any unvested restricted stock units from the March 15, 2014 and March 15, 2015 grants to Mr. Blanchard will continue to vest on the remaining scheduled vesting dates to the extent the units have been earned as provided in the award agreement during the performance period corresponding to each such scheduled vesting date. Any unvested restricted stock units from the March 15, 2016 grant to Mr. Blanchard will remain outstanding until the vesting date, at which point a prorated portion of the unvested units will vest to the extent that the units have been earned as provided in the award agreement during the performance period. Any unvested restricted shares from the September 1, 2014, June 1, 2015, September 1, 2015, and September 1, 2016, awards will continue to vest on the remaining scheduled vesting dates, except that if the aggregate diluted adjusted earnings per share for the four quarters preceding a vesting date do not exceed $0.50, the restricted stock scheduled to vest on that date will be forfeited.

Option Exercises and Stock Vested in 2016

	Option Awards		Stock Awards
NAME	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Robert B. Aiken, Jr.			19,726	429,012
Janet H. Zelenka			5,172	124,333
Richard D. Phillips			8,214	207,084
Eric A. Blanchard	16,530	184,828	5,876	140,843
Timothy P. Connolly			11,229	275,347
(1)	The value realized is equal to the difference between the option exercise prices and the Company’s Common Stock price on the date of exercise multiplied by the number of options exercised.
(2)	The value realized under stock awards is equal to the Company’s Common Stock price on the date the shares vested multiplied by the number of shares.

Retirement Benefits

The Company maintains the following two broad-based programs to provide retirement benefits to eligible employees, including executive officers:

•

The Essendant 401(k) Savings Plan (Plan) is a defined contribution plan qualified under sections 401(a) and 401(k) of the Code. Eligible employees may elect to contribute pretax amounts up to 75% of their eligible compensation (generally, base pay and commissions), limited to the cap under the Code on pretax deferrals. In addition, participants may make after-tax contributions ranging from 1% to 10% of eligible compensation. The Plan provides for a discretionary matching contribution by the Company. Historically, employee contributions that qualify for matching contributions by the Company have been limited to 6% of eligible compensation. Eligible contributions by associates during 2016 were matched by the Company

2017 PROXY STATEMENT	51

EXECUTIVE COMPENSATION

at a rate of 50%. The Plan also provides for discretionary profit-sharing contributions on behalf of each eligible participant. No discretionary matching contribution was made in 2016.
•	The Company maintains a “frozen” noncontributory pension plan (the “Pension Plan”) covering over 50% of its employees, including Messrs. Blanchard and Connolly and Ms. Zelenka. The Pension Plan provides an annual benefit at age 65 equal to 1% of an employee’s career-average annual compensation (generally, base salary, commissions and bonus), multiplied by the number of years of credited service up to a maximum of 40 years, provided that no additional service credits may be earned or adjustments to compensation made after March 1, 2009. However, an employee’s annual compensation for each year of service prior to September 1989 is deemed to be the compensation earned by such employee during the 12 months ending on August 31, 1989. The Code limits the amount of annual compensation that is considered in calculating an employee’s benefits, which is adjusted annually for inflation. An employee’s pension rights fully vest after five years of service. These benefits are in addition to normal Social Security retirement benefits. Alternative benefit options of early retirement, joint and survivor annuity and disability are also available. Participants may select early retirement payments if the participant has attained the age of 55 prior to separation from the Company and completed ten years of service, or has attained the age of 65 prior to separation from the Company and completed five years of service. Early retirement benefits are actuarially reduced for early commencement using a 7.5% annual interest rate and the Unisex Pension 1984 Mortality Table set forward one year. The normal retirement age under the Pension Plan is 65. No employee first hired by the Company after December 31, 2007 is eligible to participate in the Pension Plan. As of March 1, 2009, the Company stopped providing additional service benefits to participants under the Pension Plan.

Pension Benefits in 2016

The table below shows the present value of annual retirement benefits that are estimated to be payable at normal retirement (age 65) under the Pension Plan to Messrs. Blanchard and Connolly and Ms. Zelenka. The benefits for these named executive officers are calculated on the basis of estimated years of service at retirement age and current levels of compensation.

Name(1)	Plan Name	Number of Years in the Plan (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Janet H. Zelenka	Tax-qualified plan	2.9	38,172	0
Eric A. Blanchard	Tax-qualified plan	3.2	57,662	0
Timothy P. Connolly	Tax-qualified plan	5.6	87,270	0
(1)	Messrs. Aiken, Shanks, and Phillips are not eligible for participation in the Pension Plan.
(2)	The calculation of the present value of accumulated benefit assumes a discount rate of 4.18%. In addition, the benefits were assumed to be paid as a lump sum at age 65, which is the earliest time a participant may retire under the plan without any benefit reduction due to age. The assumed lump sum interest rate was 5.50%. Additional information about the Company’s pension plan and assumptions may be found in Note 13, “Pension Plans and Defined Contribution Plan”, in the Company’s 2016 Annual Report on Form 10-K.

Non-qualified Deferred Compensation in 2016

The Essendant Co. Deferred Compensation Plan (the “Deferred Compensation Plan”) is a non-qualified deferred compensation plan that provides named executive officers, other executive officers and certain other employees the opportunity to defer salary and annual bonus payments under the MIP. Each participant may elect to defer up to 75% of future compensation, consisting of base salary and/or bonus. The elections must be made on or before December 31 of the year prior to the year in which the

52	2017 PROXY STATEMENT

                         EXECUTIVE COMPENSATION

participant will earn the compensation. Deferred amounts are indexed against the mutual fund or funds selected by the participant from a number of mutual funds administered by Fidelity Investments, and earnings and losses on deferred compensation are determined based on the performance of the mutual fund or funds selected. Distribution of deferred amounts will be made in cash. Payment options include a lump sum or a series of periodic installments (monthly, quarterly, semi-annually, annually) that may be paid over a period of time not to exceed ten years. Payment to certain employees, payable by reason of a separation from service, may not be made until six months after separation. Amounts deferred under the Deferred Compensation Plan and investment returns on participants’ Deferred Compensation Plan balances are subject to forfeiture in the event of the Company’s bankruptcy.

The following table sets forth certain information regarding non-qualified deferred compensation of Mr. Connolly:

Name(1)	Executive Contributions in Last Fiscal Year(2) ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End(3) ($)
Timothy P. Connolly	27,539		5,454		79,088
(1)	Messrs. Aiken, Shanks, Phillips and Blanchard and Ms. Zelenka did not participate in the Deferred Compensation Plan.
(2)	The amount disclosed in this column is also reported in the “Summary Compensation Table” with some of the amounts included in the “Salary” column for the current year.
(3)	The amount disclosed is inclusive of Mr. Connolly’s contributions to the non-qualified deferred compensation plan for fiscal year 2015 in the amount of $46,094 in addition to contribution during fiscal year 2016 in the amount of $27,539.88, and the aggregate earnings of $5,454.

Employment Contracts and Employment Termination and Change of Control Arrangements

CEO Employment Agreement

The Company and ECO entered into an Executive Employment Agreement with Mr. Aiken, as of July 22, 2016, which was amended and restated to reflect minor changes as of January 1, 2017 (the “CEO Agreement”). Under the CEO Agreement, Mr. Aiken is employed to serve as the Company’s President and Chief Executive Officer.

General Terms—The amended and restated CEO Agreement establishes Mr. Aiken’s annual salary as of its effective date and provides for Mr. Aiken’s participation in all stock option, incentive, savings and retirement plans, welfare benefit plans and programs, executive fringe benefits and perquisites programs, and other benefit practices, policies and programs generally available to the Company’s other senior executives.

Post-Termination Payments and Benefits—If Mr. Aiken’s employment is terminated during the employment term by the Company without Cause or by Mr. Aiken for Good Reason (as such capitalized terms are defined below), Mr. Aiken will be entitled to receive all accrued benefits, including any earned but unpaid salary and any accrued but unpaid incentive awards for the prior year and, subject to execution and non-rescission of a release of claims against the Company: (a) an amount equal to two times his then existing base salary payable over 24 months following termination (or three times his base salary generally payable in a lump sum within 90 days following the date of termination in the event such termination occurs within two years of a Change of Control (as such term is defined below)), except that in either case any amounts in excess of the amount that would cause the payments to

2017 PROXY STATEMENT	53

EXECUTIVE COMPENSATION

constitute deferred compensation under Code Section 409A shall be paid in a lump sum on the first regular payroll date of the Company to occur following the date that is six months after the termination date; (b) an amount equal to two times his target incentive compensation award for the year in which termination occurs payable at such time as the incentive award would otherwise be paid (or three times his target incentive compensation award for such year generally payable in a lump sum within 90 days following the date of termination in the event such termination occurs within two years of a Change of Control); (c) a pro rata portion of his actual incentive compensation award for the year in which termination occurs payable at such time as the incentive award would otherwise be paid (or, in the event such termination occurs within two years of a Change of Control, his target incentive compensation award for the year in which termination occurs payable in a lump sum within 90 days following the date of termination); (d) continued medical and/or dental insurance coverage until the earlier of 24 months from the date of termination (or three years in the event such termination occurs within two years of a Change of Control) or the date he receives substantially equivalent coverage from a subsequent employer; (e) a lump sum payment equal to the amount the Company would otherwise expend for 24 months’ life and disability coverage for him (or three years’ coverage in the event such termination occurs within two years of a Change of Control); and (f) career transition assistance services in an amount not to exceed $60,000 for up to two years after the date of termination. Mr. Aiken cannot receive cash in lieu of these services. In the event of termination within two years of a Change of Control, Mr. Aiken also will be entitled to: (A) continued vesting of equity awards if permitted under the Company’s LTIP and provided for in his equity award agreement; and (B) reimbursement for reasonable attorneys’ fees incurred in conjunction with any disputes regarding the benefits provided for under the agreement in which he prevails in any material respect. In addition, the CEO Agreement prohibits Mr. Aiken from competing against the Company or soliciting any of the Company’s customers or employees for a period of two years following his employment termination.

Definitions—The definitions in the Executive Employment Agreements signed by the named executive officers are the same except for a slight variation in the definition of “Good Reason” in the CEO Agreement. Subject to these exceptions, when used in connection with a named executive officer’s rights under his or her employment agreement, the terms “Cause,” “Good Reason,” and “Change of Control” have the following definitions:

•	“Cause” means (i) conviction of, or plea of no contest to, a felony; (ii) theft or embezzlement from the Company; (iii) illegal use of drugs; (iv) material breach of the employment agreement; (v) gross negligence or willful misconduct in the performance of the executive’s duties; (vi) breach of any fiduciary duty owed to the Company; or (vii) the executive’s willful refusal to perform the assigned duties for which the executive is qualified as directed by his or her supervisor or by the Board. Generally, in the case of an event constituting Cause that is curable by the executive, the executive must fail to cure the event within thirty days after receipt of notice of the event from the Company.
•	“Good Reason” means (i) any material breach by the Company of the executive’s employment agreement without the executive’s written consent; (ii) in the case of the CEO Agreement, without the executive’s written consent, any change in the executive’s title or position as CEO reporting directly to the Board; or (iii) without the executive’s written consent, a material reduction in the executive’s base salary, or the relocation of the executive’s principal place of employment more than fifty (50) miles from its location on the date of the employment agreement.
•

“Change of Control” is generally defined to mean (i) acquisition by a person or group of beneficial ownership of 30% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of Directors; (ii) at any time during a period of two consecutive years, the individuals who at the beginning of such period constituted

54	2017 PROXY STATEMENT

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the Board cease for any reason to constitute more than 50% of the Board unless the new Directors were approved by a vote of more than 50% of the Directors then comprising the incumbent Board; (iii) consummation of a merger, consolidation or reorganization or approval by the Company’s stockholders of a liquidation or dissolution of the Company or the occurrence of a liquidation or dissolution of the Company, unless, following such business combination, the Company’s stockholders continue to hold more than 50% of the voting power of the successor entity or other conditions are satisfied; and (iv) approval by the Company’s stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to any Person.

Other Named Executive Officer Agreements

General Terms—The Company and ECO have entered into Executive Employment Agreements with Messrs. Phillips, Blanchard and Connolly. The Executive Employment Agreements with Messrs. Phillips and Blanchard were amended and restated to reflect minor changes as of January 1, 2017. The employment agreements with Messrs. Phillips, Blanchard and Connolly establish the executive’s annual salary as of its effective date and provide that the Board shall review the executive’s base salary from time to time and may, at the Board’s discretion, increase the base salary. Each of these employment agreements further provides for the executive’s participation in all stock option, equity award, incentive, savings and retirement plans, welfare benefit plans and programs, executive fringe benefits and perquisites programs, and other benefit practices, policies and programs generally available to the Company’s other executive officers. Messrs. Blanchard and Connolly also participate in ECO’s qualified pension plan, the benefits under which have been frozen effective March 1, 2009.

Post-Termination Payments and Benefits—Under the amended and restated Executive Employment Agreements with Messrs. Phillips, Blanchard and Connolly, if the executive’s employment is terminated during the employment term by the Company without “Cause” (as defined above), or, by the executive for “Good Reason” (as defined above), the executive will be entitled to receive all accrued benefits, including any earned but unpaid salary and any accrued but unpaid incentive awards for the prior year and, subject to execution and non-rescission of a release of claims against the Company: (a) an amount equal to one and one-half times his then existing base salary payable over 18 months following termination (or two times his base salary generally payable in a lump sum within 90 days following the date of termination in the event such termination occurs within two years of a Change of Control (as defined above)), except that in either case any amounts in excess of the amount that would cause the payments to constitute deferred compensation under Code Section 409A shall be paid in a lump sum on the first regular payroll date of the Company to occur following the date that is six months after the termination date; (b) an amount equal to one and one-half times his target incentive compensation award for the year in which termination occurs payable at such time as the incentive award would otherwise be paid (or two times his target incentive compensation award for such year generally payable in a lump sum within 90 days following the date of termination in the event such termination occurs within two years of a Change of Control); (c) a pro rata portion of his actual incentive compensation award for the year in which termination occurs payable at such time as the incentive award would otherwise be paid (or, in the event such termination occurs within two years of a Change of Control, his target incentive compensation award for the year in which termination occurs payable in a lump sum within 90 days following the date of termination); (d) continued medical and/or dental insurance coverage until the earlier of 18 months from the date of termination (or two years in the event such termination occurs within two years of a Change of Control) or the date he receives substantially equivalent coverage from a subsequent employer; (e) a lump sum payment equal to the amount the Company would otherwise expend for 18 months’ life and disability coverage for the executives (or two

2017 PROXY STATEMENT	55

EXECUTIVE COMPENSATION

years’ coverage in the event such termination occurs within two years of a Change of Control); and (f) career transition assistance services in an amount not to exceed $35,000 for up to two years after the date of termination. The executive cannot receive cash in lieu of these services. In the event of termination within two years of a Change of Control, such executive also will be entitled to: (A) continued vesting of equity awards if permitted under the Company’s LTIP and provided for in his equity award agreement; and (B) reimbursement for reasonable attorneys’ fees incurred in conjunction with any disputes regarding the benefits provided for under the agreement in which the executive prevails in any material respect.

The Executive Employment Agreements with Messrs. Phillips, Blanchard and Connolly prohibit the executive from competing against the Company or soliciting any of the Company’s customers or employees for a period of 18 months following his employment termination.

Mr. Shanks and Ms. Zelenka receive substantially similar benefits and are subject to the Company’s restrictive covenants under the Company’s Executive Severance Plan. The amendments to the Executive Severance Plan referred to above that became effective January 1, 2017, included: (i) providing benefits to executives whose employment terminates for good reason at any time within two years following initial existence of the condition giving rise to good reason, rather than only during the two-year period following a Change of Control, (ii) spreading the payments of cash severance following a non-Change of Control termination over a period of 18-24 months rather than paying a lump sum; (iii) providing medical benefit continuation for 18 months instead of 6 months, (iv) providing outplacement assistance benefits for all executives who receive severance rather than only for executives who receive severance for termination within two years after a Change of Control; (v) providing maximum outplacement benefits of $35,000, rather than $25,000; and (vi) eliminating interest payments on severance payments that are delayed due to Section 409A.

Change of Control Terms Under the Long-Term Incentive Plan

The LTIP, which was adopted by the Company and most recently approved by stockholders in 2015, permits the Human Resources Committee to grant different types of awards, including options, stock appreciation rights, full value awards (including restricted stock) and cash incentive awards. The named executive officers have received grants of various awards under the LTIP. Under the terms of the LTIP & applicable award agreements, vesting of equity awards under the LTIP will accelerate under certain circumstances related to a Change of Control and the termination of the named executive officer’s employment either by the Company without Cause (as defined in the LTIP) or by the executive for Good Reason (as defined in the LTIP). The definition of “Change of Control” under the LTIP is similar to the definition of the same term described under “—CEO Employment Agreement,” above.

In the event of a Change of Control:

•	50% of the unvested restricted stock awards granted on or prior to March 1, 2015, will vest, and the committee that administers the LTIP has authority to provide accelerated vesting of all such awards to preserve the benefits of the awards, such as if the surviving company does not assume the awards or substitute similar awards;
•	100% of the unvested performance-based RSUs will vest;
•	50% of the unvested restricted stock awards granted after March 1, 2015 will vest if the surviving company assumes the outstanding restricted stock awards or substitutes substantially similar awards, and 100% of such awards will vest if the surviving company does not assume the awards or substitute similar awards; and
•	100% of the unvested portion of cash incentive awards will vest at the target level.

56	2017 PROXY STATEMENT

                         EXECUTIVE COMPENSATION

In addition, if a named executive officer’s employment is terminated by the named executive officer for Good Reason, as defined in the LTIP, or by the Company without Cause, as defined in the LTIP, during the two-year period following a Change of Control, all awards granted prior to the Change of Control that have not vested prior to the named executive officer’s date of termination will become immediately vested as of such date.

Change of Control Terms Under the Management Incentive Plan

The MIP provides that if the plan terminates upon or after a Change of Control (as defined in the MIP) during the plan year in which the Change of Control occurs, participants will be entitled to their target incentive award for such plan year. The definition of Change of Control in the MIP is similar to the definition under the LTIP.

Potential Post-Employment Payments

As described above in the summaries of the employment agreements and the employment termination and change of control arrangements, our executive officers are eligible to receive benefits in the event their employment is terminated (1) by the Company without Cause, (2) in certain circumstances following a Change of Control, or (3) by the executive in the event he or she resigns for Good Reason. The amount of benefits will vary based on the reason for the termination.

The following sections present calculations as of December 31, 2016, of the estimated benefits our executive officers would have received had a triggering event occurred as of that date under the Executive Employment Agreements or in the case of Mr. Shanks and Ms. Zelenka under the Executive Severance Plan. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount an executive would receive if a triggering event were to occur.

In addition to the amounts disclosed in the following sections, each executive officer would retain the amounts which he or she has earned or accrued over the course of his or her employment prior to the termination event, such as the executive’s balances under our deferred compensation plans, accrued retirement benefits and previously vested stock options (“Accrued Benefits”). For further information about previously earned and accrued amounts, see “Executive Compensation—Summary Compensation Table”, “Executive Compensation—Outstanding Equity Awards at December 31, 2016”, “Executive Compensation—Option Exercises and Stock Vested in 2016”, “Executive Compensation—Pension Benefits in 2016”, and “Executive Compensation—Non-Qualified Deferred Compensation in 2016.”

Severance Benefits

If the employment of Mr. Aiken or Mr. Phillips is terminated by the Company for any reason other than Cause or the executive’s permanent disability (as defined in the Company’s Board-approved disability plan or policy as in effect from time to time), or if the executive’s employment is terminated by the executive for Good Reason, then he will be entitled to receive benefits pursuant to the executive’s Executive Employment Agreement described above. In the case of Mr. Shanks and Ms. Zelenka, they will be entitled to receive benefits pursuant to the Executive Severance Plan.

Severance-related benefits are provided only if the executive executes and does not rescind the Company’s then current standard release agreement as a condition to receiving any of the payments and benefits.

2017 PROXY STATEMENT	57

EXECUTIVE COMPENSATION

The following table presents the estimated separation benefits the Company would have been required to pay to each named executive officer if his or her employment had been terminated without Cause as of December 31, 2016. The amounts shown for Mr. Connolly reflect amounts actually paid or payable to him in connection with the termination of his employment on September 2, 2016.

Estimated Severance Pay

	Cash Compensation			Benefits	Other
Name	Salary ($)	Incentive Compensation ($)		Health and Welfare Benefits ($)	Outplacement ($)	Total ($)
Robert B. Aiken	1,600,000	2,000,000	(1)	16,881	60,000	3,676,881
Earl C. Shanks	712,500	570,000	(2)	13,818	35,000	1,331,318
Janet H. Zelenka	555,000	333,000	(2)	13,473	35,000	936,473
Richard D. Phillips	600,000	360,000	(2)	18,177	35,000	1,013,177
Eric A. Blanchard	600,000	360,000	(2)	20,211	35,000	1,015,211
Timothy P. Connolly	787,500	0		11,561	0	799,061
(1)	For Mr. Aiken, the amount shown represents two times his target 2016 MIP payout plus his actual 2016 MIP payout pro-rated through December 31, 2016 which was $0.
(2)	For Messrs. Shanks, Phillips and Blanchard and Ms. Zelenka, the amount shown represents 1.5 times their target 2016 MIP payout plus their actual 2016 MIP payout pro-rated through December 31, 2016 which was $0.

Retirement, Disability and Death

If employment is terminated as a result of the executive’s death, disability, or retirement, then the executive shall be entitled to (i) his/her Accrued Benefits, (ii) any benefits that may be payable to the executive under any applicable Board-approved disability, life insurance, or retirement plan or policy in accordance with the terms of such plan or policy, and (iii) a lump sum payment in an amount equal to the pro-rata target incentive compensation award for the calendar year during which the termination date occurs by reason of the executive’s death or disability, or a lump sum payment in an amount equal to the pro-rata actual incentive compensation award for the calendar year during which the termination date occurs by reason of the executive’s retirement.

Payments Triggered Upon a Change of Control

Upon a Change of Control, outstanding unvested equity awards will vest as described under “—Employment Contracts and Employment and Change of Control Arrangements—Change of Control Terms Under the Long-Term Incentive Plan.” For each named executive officer who remains employed by the Company, the following table shows the value of unvested equity awards that would vest if a Change of Control had occurred on December 31, 2016, based on the closing price of the Company’s Common Stock on December 31, 2016, which was $20.90.

58	2017 PROXY STATEMENT

                         EXECUTIVE COMPENSATION

	Vesting of Unvested Equity Awards
Name	Stock Options ($)	Restricted Stock and Restricted Stock Units if Acquirer Assumes Awards ($)(1)	Restricted Stock and Restricted Stock Units if Acquirer Does Not Assume Awards ($)(2)
Robert B. Aiken	—	1,922,873	2,846,559
Earl C. Shanks	—	711,352	1,002,051
Janet H. Zelenka	—	847,903	1,335,447
Richard D. Phillips	—	706,869	942,339
Eric A. Blanchard	—	687,986	909,944
(1)	This column reflects the value of unvested awards that would vest upon a change of control if the surviving company assumes the outstanding awards or substitutes substantially similar awards, in which case 50% of the unvested restricted stock and 100% of the unvested performance – based RSUs would vest.
(2)	This column reflects the value of unvested awards that would vest upon a change of control if the surviving company does not assume the outstanding awards or substitute substantially similar awards. With respect to restricted stock awards granted on or prior to March 1, 2015, this column assumes the committee administering the LTIP accelerates the vesting of all such unvested awards in connection with a cancellation of the awards where the surviving company does not assume the awards or substitute similar awards.

Payments Triggered Upon a Termination Following a Change of Control

The following table assumes that each executive is terminated after a Change of Control for reasons other than for Cause, retirement, disability or death. These values are estimated as of December 31, 2016.

	Cash Compensation			Benefits
Name	Salary ($)	Incentive Compensation ($)		Health and Welfare Benefits	Value of Supplemental Pension Benefits ($)	Outplacement ($)	Vesting of Unvested Equity ($)	Total ($)(5)
Robert B. Aiken	2,400,000	4,000,000	(2)	16,881	—	60,000	2,846,559	9,323,440
Earl C. Shanks(1)	803,130	760,000	(3)	13,818	—	35,000	1,002,051	2,613,999
Janet H. Zelenka	740,000	444,000	(3)	13,473	38,172	35,000	1,335,447	2,606,092
Richard D. Phillips	800,000	720,000	(4)	18,177	—	35,000	942,339	2,515,516
Eric A. Blanchard	800,000	720,000	(4)	20,211	57,662	35,000	909,944	2,542,817
(1)	The Salary column for Mr. Shanks reflects a reduction of $146,870, which eliminates any excise tax payment and results in a greater net after-tax payment to Mr. Shanks.
(2)	For Mr. Aiken, the amount shown represents three times his target 2016 MIP payout plus his target 2016 MIP payout.
(3)	For Messrs. Shanks, Phillips and Blanchard and Ms. Zelenka, the amounts shown represent two times the NEO’s target 2016 MIP payout plus his/her target 2016 MIP payout.
(4)	Total includes vesting of unvested equity as through the acquirer does not assume awards. If the acquirer did assume awards, total payments triggered upon a termination following a change of control for Mr. Aiken would be $8,399,754; for Mr. Shanks would be $2,323,300; for Ms. Zelenka would be $2,118,548; for Mr. Phillips would be $2,280,046; and for Mr. Blanchard would be $2,330,061

2017 PROXY STATEMENT	59

DIRECTOR COMPENSATION

Director Compensation

General

In 2016, the Governance Committee of the Company’s Board of Directors undertook one of its periodic reviews of the compensation paid to the Company’s non-employee Directors. The Governance Committee evaluated the current and recent historical cash, equity, and total compensation paid by the Company to its non-employee Directors in light of benchmark data from a comparator group of companies (consistent with that used by the Human Resources Committee in its management compensation reviews) and established a total target compensation level based on the benchmark data. As a result of this review, the annual retainer for the Chairman of the Board was increased to $115,000 effective June 1, 2016. No adjustments were made to the cash and equity compensation payable to the Company’s other non-employee Directors in 2016. The following table summarizes the total compensation paid to the Company’s non-employee Directors for 2016:

Chairman Retainer	$115,000
Retainer For Non-Employee Directors (other than the Chairman)	$70,000
Retainer for Committee Chairs
- Audit Committee Chair	$25,000
- Human Resources Committee Chair	$15,000
- Other Committee Chairs	$12,000
2016 Restricted Stock Unit Grant
• Chairman of the Board	$180,000 award value
• All other non-employee Directors	$110,000 award value

Cash Compensation

The annual retainer for the Chairman of the Board was increased to $115,000 effective June 1, 2016. The annual Board retainer for other non-employee Directors and annual retainers for Board Committee Chairs remained unchanged for 2016. Board members also were reimbursed for reasonable travel and other business expenses incurred in connection with their attendance at Board and Committee meetings and other Company-requested functions and their performance of other responsibilities as Directors of the Company.

Deferred Compensation

Pursuant to the Essendant Inc. Nonemployee Directors’ Deferred Stock Compensation Plan (the “Directors’ Deferred Compensation Plan”), non-employee Directors may defer receipt of 50% or more of their retainer. Deferred fees are credited quarterly to each participating Director in the form of stock units, based on the fair market value of the Company’s Common Stock on the quarterly deferral date. Deferred stock unit accounts are eligible for additional dividend equivalent credits, if the Company declares and pays any dividends on the Company’s Common Stock during the relevant period.

Each stock unit account generally is distributed and settled in whole shares of the Company’s Common Stock on a one-for-one basis, with a cash-out of any fractional stock unit interests, after the participant ceases to serve as a Company Director. Participants in the Directors’ Deferred Compensation Plan may elect to receive settlement of their stock unit accounts either by delivery of the aggregate whole shares

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                         DIRECTOR COMPENSATION

in their respective accounts after the cessation of their service as Directors or in substantially equal installments over a period of not more than five years thereafter. If a participating Director dies before the distribution of his or her entire stock unit account, the balance remaining in the account becomes payable in cash in a lump sum to the Director’s designated beneficiary.

Equity Compensation

The economic value of equity compensation provided annually to Directors remained unchanged in 2016. Such economic value was $110,000 for each non-employee Director other than the Chairman of the Board, whose annual equity compensation economic value was $180,000. The Board approved the grant to each non-employee Director of restricted stock or restricted stock units (at the Director’s option) of the Company’s Common Stock, effective September 1, 2016. All restricted stock units vest in substantially equal installments over three years and will be settled upon the Director’s separation from service or in substantially equal installments over a period of not more than five years thereafter. However, if on the date of termination the Director is at least 60 years old and has served as a member of the Company’s Board for at least six years, and the Director has completed his or her final term as a member of the Board, then all restricted stock units that were not yet vested as of the date of termination will become fully vested as of the date of termination. All restricted stock vests in substantially equal annual installments over three years. The Company expects to make similar grants to its non-employee Directors on an annual basis.

2016 Director Compensation Table

In 2016, the Company provided the following annual compensation to Directors who are not employees.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Jean S. Blackwell	82,000	110,000	35,518	227,518
Charles K. Crovitz	108,251	180,000	12,825	301,076
Roy W. Haley	95,000	110,000	20,899	225,899
Dennis J. Martin(4)	32,929	110,000	1,608	144,537
Susan J. Riley	85,000	110,000	3,981	198,981
Alexander M. Schmelkin	70,000	110,000	9,034	189,034
Stuart A. Taylor, II	82,000	110,000	10,982	202,982
Paul S. Williams	70,000	110,000	4,756	184,756
Alex D. Zoghlin	82,000	110,000	13,297	205,297
(1)	Amounts shown represent fees earned during 2016. Ms. Blackwell deferred $82,000 of her 2016 cash compensation under the Essendant Inc. Nonemployee Directors’ Deferred Stock Compensation Plan (as described above under “Director Compensation—Deferred Compensation”) and received 3,899 deferred shares in her account.
(2)	Amounts shown are based upon the grant date fair value of equity awards computed in accordance with ASC Topic 718. During 2016, each non-employee Director other than Messrs. Crovitz and Zoghlin, Ms. Blackwell and Ms. Riley received a grant of 5,720 restricted stock units. Mr. Crovitz received a grant of 9,360 shares of restricted stock, in consideration of his additional responsibilities as Chairman of the Board. Ms. Blackwell, Ms. Riley and Mr. Zoghlin each received a grant of 5,720 shares of restricted stock. The Directors’ outstanding stock options, restricted stock units, and shares of restricted stock granted as of December 31, 2016 are shown below. See “Director Compensation—Equity Compensation” for more information.
(3)	Amounts shown represent dividends earned or paid on deferred stock units and outstanding stock awards. Ms. Blackwell deferred dividends in the form of stock units, which are included in her “All Other Compensation” amount reflected above.
(4)	Mr. Martin was appointed to the Company’s Board of Directors on July 12, 2016 and received a prorated annual retainer.

2017 PROXY STATEMENT	61

DIRECTOR COMPENSATION

Directors’ Outstanding Option and Stock Awards at December 31, 2016

Name	Aggregate Option Awards Outstanding (#)	Aggregate Stock Awards Outstanding (#)
Jean S. Blackwell	7,676	37,972
Charles K. Crovitz	5,430	35,621
Roy W. Haley	5,430	44,372
Dennis J. Martin	–	5,720
Susan J. Riley	–	15,587
Alexander M. Schmelkin	–	18,492
Stuart A. Taylor, II	–	21,712
Paul S. Williams	–	11,237
Alex D. Zoghlin	–	30,774

62	2017 PROXY STATEMENT

                         EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information

Overview

The following table provides information about the Company’s Common Stock that may be issued upon the exercise of stock options and the settlement of stock units outstanding under the Company’s equity compensation plans as of December 31, 2016:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2) (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,002,186	$36.42	1,093,338
Equity compensation plans not approved by security holders	—	—	—
Total	1,002,186	$36.42	1,093,338
(1)	Includes 0.4 million stock options and 0.7 million restricted stock units under the LTIP.
(2)	The weighted average exercise price in the table does not include outstanding restricted stock units.

2017 PROXY STATEMENT	63

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Human Resources Committee of our Board of Directors. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

64	2017 PROXY STATEMENT

                         VOTING SECURITIES AND PRINCIPAL HOLDERS

Voting Securities and Principal Holders

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of the dates indicated with respect to the beneficial ownership of Common Stock by each person or group who is known by the Company to own beneficially more than five percent of the Company’s outstanding Common Stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
FMR LLC, and various affiliated entities(1)	5,578,142	15.09%
245 Summer Street, Boston, MA 02210
Blackrock, Inc. and various affiliated entities(2)	4,346,929	11.8%
55 East 52nd Street, New York, NY 10055
Wellington Management Group, LLP(3)	3,682,849	9.96%
280 Congress Street, Boston, MA 02210
The Vanguard Group, Inc. and various affiliated entities(4)	3,185,548	8.61%
100 Vanguard Blvd., Malvern, PA 19355
Pzena Investment Management, LLC(5)	2,315,633	6.26%
320 Park Avenue, 8th Floor, New York, NY 10022
Dimensional Fund Advisors LP(6)	2,231,976	6.04%
Building One 6300 Bee Cave Road, Austin, Texas 78746
(1)	This information is based on a Schedule 13G Amendment filed with the SEC on February 14, 2017, reporting the shares of the Company’s Common Stock that may be deemed to be beneficially owned, as of December 31, 2016, by FMR LLC (“FMR”) in its capacity as investment adviser. FMR reported that it may be deemed to have beneficial ownership of 5,578,142 shares. FMR has sole voting power with respect to 245,700 shares and sole dispositive power with respect to 5,578,142 beneficially owned shares. Fidelity Low-Priced Stock Fund (“Fidelity”) serves as investment advisor of FMR’s various investment funds. As such, Fidelity has beneficial ownership of 2,046,344 shares.
(2)	This information is based on a Schedule 13G Amendment filed with the SEC on January 12, 2017, reporting the shares of the Company’s Common Stock that may be deemed to be beneficially owned, as of December 31, 2016, by Blackrock, Inc. Blackrock, Inc. reported that it may be deemed to have beneficial ownership of 4,346,929 shares. Blackrock has sole voting power with respect to 4,254,069 shares and sole dispositive power with respect to 4,346,929 beneficially owned shares.
(3)	This information is based on a Schedule 13G Amendment filed with the SEC on February 9, 2017, reporting the shares of the Company’s Common Stock that Wellington Management Group, LLP (“WMG”) may be deemed to beneficially own, as of December 31, 2016, in its capacity as investment adviser. WMG reported that it may be deemed to have beneficial ownership of 3,682,849 shares. WMG has shared voting power with respect to 2,895,875 shares and shared dispositive power with respect to 3,682,849 beneficially owned shares. All such shares were reported to be owned of record by individual clients which have the sole right to receive and the power to direct the receipt of dividends or proceeds from the sale of such shares.
(4)	This information is based on a Schedule 13G Amendment filed with the SEC on February 9, 2017, reporting the shares of the Company’s Common Stock that may be deemed to be beneficially owned, as of December 31, 2016, by The Vanguard Group, Inc. (“Vanguard”). Vanguard reported that it may be deemed to have beneficial ownership of 3,185,548 shares. Vanguard has sole voting power with respect to 44,681 shares, shared voting power with respect to 4,990 shares, sole dispositive power with respect to 3,137,945 shares, and shared dispositive power with respect to 47,603 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 42,613 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 7,058 shares as a result of its serving as investment manager of Australian investment offerings. VIA directs the voting of these shares.
(5)	This information is based on a Schedule 13G filed with the SEC on February 3, 2017, reporting the shares of the Company’s Common Stock that Pzena Investment Management, LLC (“Pzena”) may be deemed to beneficially own, as of December 31, 2016, in its capacity as investment adviser. Pzena reported that it may be deemed to have beneficial ownership of 2,315,633 shares. Pzena has sole voting power with respect to 2,102,324 shares and sole dispositive power with respect to 2,315,633 beneficially owned shares. All such shares were reported to be owned of record by individual clients which have the sole right to receive and the power to direct the receipt of dividends or proceeds from the sale of such shares.
(6)	This information is based on a Schedule 13G filed with the SEC on February 9, 2017, reporting the shares of the Company’s Common Stock that Dimensional Fund Advisors LP (“DFA”) may be deemed to beneficially own, as of December 31, 2016, in its capacity as investment adviser. DFA reported that it may be deemed to have beneficial ownership of 2,231,976 shares. DFA has sole voting power with respect to 2,151,370 shares and sole dispositive power with respect to 2,231,976 beneficially owned shares.

2017 PROXY STATEMENT	65

VOTING SECURITIES AND PRINCIPAL HOLDERS

Security Ownership of Management

To the Company’s knowledge, the following table reflects the beneficial ownership of the Company’s Common Stock as of March 24, 2017 by each Company Director, each named executive officer and all of the Company’s current Directors and executive officers as a group. Unless otherwise indicated, each beneficial owner listed in the table holds sole voting and investment power over the shares listed as beneficially owned by him or her.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)(2)		Percent of Class
Jean S. Blackwell	82,499	(3)	*
Charles K. Crovitz	57,645		*
Roy W. Haley	62,002		*
Dennis J. Martin	5,720		*
Susan J. Riley	21,584	(3)	*
Alexander M. Schmelkin	19,140		*
Stuart A. Taylor, II	22,700		*
Paul S. Williams	11,434		*
Alex D. Zoghlin	38,455		*
Robert B. Aiken, Jr.	105,473		*
Earl C. Shanks	32,818		*
Janet H. Zelenka	67,827		*
Richard D. Phillips	62,867		*
Eric A. Blanchard	76,266		*
Timothy P. Connolly	0		*
All current Directors and executive officers as a group (20 persons)	815,307		2.2%
*	Represents less than 1%
(1)	In accordance with applicable SEC beneficial ownership rules, includes shares of the Company’s Common Stock that may be acquired within 60 days after March 24, 2017 through the exercise of stock options, as follows: Ms. Blackwell, 7,676 shares; Mr. Crovitz, 5,430 shares; Mr. Haley, 5,430 shares; Mr. Blanchard, 44,151 shares; Mr. Phillips, 29,563 shares; Ms. Zelenka, 11,707 shares and all current Directors and executive officers as a group, 126,408 shares.
(2)	In accordance with applicable SEC beneficial ownership rules, includes shares of the Company’s Common Stock that may be acquired within 60 days after March 24, 2017 through the earning/vesting of restricted stock units, as follows: Ms. Blackwell, 34,735 shares; Mr. Crovitz, 23,103 shares; Mr. Haley, 40,514 shares; Mr. Martin, 5,720 shares; Ms. Riley, 7,172 shares; Mr. Schmelkin, 19,140 shares; Mr. Taylor, 22,700 shares; Mr. Williams, 11,434 shares; Mr. Zoghlin, 23,954 shares and all current Directors and executive officers as a group, 188,472 shares.
(3)	Includes shares issuable shortly after the participant’s cessation of service as a Director on a one-for-one basis in satisfaction of fully vested deferred stock units credited under the Directors’ Deferred Compensation Plan, as follows: Ms. Blackwell, 32,368 shares; and Ms. Riley, 2,678 shares.

66	2017 PROXY STATEMENT

                         VOTING SECURITIES AND PRINCIPAL HOLDERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Directors and Section 16 officers and persons who own more than 10% of the Company’s Common Stock to file with the SEC reports of holdings and transactions in the Company’s Common Stock. Based on its review of such reports furnished to the Company and on written representations from the Company’s Directors and Section 16 officers, there were two late filings in 2016. Mr. Blanchard had one late filing to report the sale of shares from an exercise of stock options under a 10b5-1 plan. The exercise of the options was timely reported, but the broker subsequently advised the Company of the sale of the shares that occurred at the same time. Due to an administrative error, Christine Ieuter, the Company’s Vice President, Controller and Chief Accounting Officer, had one late filing to report a grant of restricted stock.

2017 PROXY STATEMENT	67

REPORT OF THE AUDIT COMMITTEE

Report of the Audit Committee

The Audit Committee

The Audit Committee of the Company’s Board of Directors consists of the four non-employee Directors named below. Each member of the Audit Committee is independent, as defined by the current NASDAQ listing standards and Rule 10A-3 of the Exchange Act. No member of the Audit Committee received any compensation from the Company during 2016 other than for services as a member of the Board or one or more of its Committees.

The Board of Directors has determined that all Audit Committee members are financially literate and have financial management expertise in accordance with NASDAQ listing standards, and that Roy W. Haley, Dennis J. Martin and Susan J. Riley each qualify as an “audit committee financial expert” within the meaning of applicable SEC regulations.

Audit Committee Charter and Responsibilities

The Audit Committee operates under and regularly reviews a written charter originally adopted by the Board of Directors in February 2000, and amended as of October 5, 2015. The Audit Committee charter is available at essendant.com/proxymaterials.

The Audit Committee assists the Company’s Board of Directors in fulfilling its responsibilities for oversight of: (1) the integrity of the Company’s financial statements and its financial reporting and disclosure practices; (2) the soundness of the Company’s internal control systems; (3) assessment of the independence, qualifications and performance of the Company’s independent registered public accounting firm; (4) performance of the internal audit function; and (5) the Company’s legal, regulatory and ethical compliance programs. The Audit Committee monitors the Company’s compliance with legal and regulatory requirements that could have a material effect upon the financial position of the Company. The Committee also maintains procedures for the receipt, retention, and treatment of complaints regarding accounting or internal controls and the confidential anonymous submission by Company employees of concerns regarding accounting, internal control, or ethical matters. The Committee provides an open avenue for communication among the internal auditors, the outside auditors, management, and the Board of Directors. The Company’s management has primary responsibility for preparing the Company’s financial statements and for establishing and maintaining its financial reporting processes and internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressing an opinion on the conformity of such financial statements with U.S. generally accepted accounting principles. In addition, the Company’s independent registered public accounting firm is responsible for auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting as well as management’s assessment of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the PCAOB.

The Audit Committee has the sole authority to select, appoint, and, if appropriate, terminate the engagement of the independent registered public accounting firm, and reviews their fees. As described under “Proposal 2: Ratification of the Selection of Independent Registered Public Accounting Firm—Audit Committee Pre-Approval Policy” the Audit Committee maintains guidelines requiring review and pre-approval by the Audit Committee of all audit and permitted non-audit services performed for the Company by its independent registered public accounting firm.

68	2017 PROXY STATEMENT

                         REPORT OF THE AUDIT COMMITTEE

Additionally, the Audit Committee monitors the effectiveness of the relationship among the external auditors, internal auditors, management, and the Audit Committee.

Audit Committee Report

In this context, the Audit Committee reports as follows with respect to the Company’s audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting for the year ended December 31, 2016.

The Audit Committee has reviewed and discussed the Company’s audited financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, the independent registered public accounting firm’s evaluation of the Company’s internal control over financial reporting, and the related reports of the independent registered public accounting firm with the Company’s management, its chief internal auditor, and its independent registered public accounting firm, with and without management present.

The Audit Committee has discussed with the independent registered public accounting firm matters relating to the independent registered public accounting firm’s judgment about the quality, as well as the acceptability, of the Company’s accounting principles as applied in its financial reporting, the reasonableness of significant judgments, and the clarity of financial statement disclosures, as required to be discussed by the PCAOB.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

The Audit Committee has reviewed with the independent registered public accounting firm and the Company’s internal auditors their respective audit plans, audit scope, and identification of audit risks. It has discussed the internal audit function’s organization, responsibilities, and activities with the Company’s management, its internal auditors, and the independent registered public accounting firm. The Audit Committee periodically met with both the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their respective evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. It also met periodically to discuss such matters in executive session.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

Members of the Audit Committee:

Roy W. Haley, Chair

Dennis J. Martin

Susan J. Riley

Paul S. Williams

2017 PROXY STATEMENT	69

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Party Transactions

No relationships and/or related party transactions have been identified for disclosure. See “Board Independence” above for information on the Company’s transactions with Taylor Made Business Solutions, which transactions were exempt under the Company’s related person transaction approval policy.

Related Person Transaction Approval Policy

In February 2016, our Board of Directors amended the Related Party Transaction Approval Policy, originally adopted in March 2008, which sets forth the Company’s policies and procedures for the review, approval, or ratification of any transaction required to be reported in the Company’s filings with the Securities and Exchange Commission. Our policy applies to any transaction, arrangement, or relationship or any series of similar transactions, arrangements, or relationships in which the Company (including any subsidiaries) is or will be a participant and in which a related person (as defined in Item 404 of Regulation S-K and Accounting Standards Codification (ASC) 850) has a direct or indirect interest, but exempts the following:

•	payment of compensation by the Company to a related person for the related person’s service to the Company as a Director, officer or employee;
•	transactions available to all employees or all stockholders of the Company on the same terms;
•	transactions which, when aggregated with the amount of all other transactions between the Company and a related person (or any entity in which the related person has an interest), involve less than $120,000 in a fiscal year; and
•	transactions in the ordinary course of business at the same prices and on the same terms as are made available to customers of the Company generally.

The Audit Committee of our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction. If such a transaction is not identified until after it has commenced, it must then be brought to the Audit Committee, which will consider all options, including approval, ratification, amendment, denial, termination, or, if the transaction is completed, rescission. The Audit Committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve or ratify a related person transaction:

•	whether the terms are fair to the Company;
•	whether the transaction is material to the Company;
•	the role the related person has played in arranging the related person transaction;
•	the structure of the related person transaction; and
•	the interests of all related persons in the related person transaction.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon the Company and the related person taking any actions that the Audit Committee deems appropriate. The Audit Committee has delegated to its chairperson authority to approve or take any other action with respect to a related person transaction that the Committee itself would be authorized to take pursuant to this policy.

70	2017 PROXY STATEMENT

                         PROPOSAL 2: RATIFICATION OF SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 2: Ratification of Selection of the Company’s Independent Registered Public Accounting Firm

General

The Company has selected Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for 2017, as it has done since 1995. Although action by the stockholders in this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by the independent registered public accounting firm in maintaining the integrity of Company financial controls and reporting. Representatives of E&Y are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement, should they choose to do so.

The following proposal will be presented for action at the Annual Meeting by direction of the Board of Directors:

RESOLVED, that action by the Audit Committee appointing Ernst & Young LLP as the Company’s independent registered public accounting firm to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2017 is hereby ratified, confirmed, and approved.

THE COMPANY’S BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Fee Information

General. The following table presents information with respect to fees incurred for the indicated professional services rendered by E&Y during each of the last two years (dollars in thousands).

Type of Fees	2016	2015
Audit Fees	$1,585	$1,938
Audit-Related Fees	—	—
Tax Fees	134	141
All Other Fees	—	—
Total	$1,719	$2,079

Audit Fees. “Audit Fees” included fees for professional services rendered for the 2016 and 2015 audits of the consolidated financial statements of the Company included in the Company’s Annual Reports on Form 10-K, reviews of the quarterly condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, statutory audits, regulatory filings, and accounting consultations on matters related to the annual audits or interim reviews. Audit fees for 2016 and 2015 also included the audit of management’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016 and 2015, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees. “Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

2017 PROXY STATEMENT	71

PROPOSAL 2: RATIFICATION OF SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Tax Fees. “Tax Fees” are fees for professional services performed by E&Y with respect to tax compliance, tax advice, and tax planning.

All Other Fees. “All Other Fees” are fees for any services not included in the first three categories.

Audit Committee Pre-Approval Policy

Under applicable SEC rules, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent registered public accounting firm, subject to certain de minimis exceptions and prohibitions against the provision of certain types of non-audit services. The Audit Committee pre-approved all services and fees described above. These SEC rules are designed to assure that the provision of services by the independent registered public accounting firm does not impair its independence from the Company.

Consistent with applicable SEC rules, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). The Pre-Approval Policy sets forth the procedures and conditions pursuant to which the Audit Committee may pre-approve audit and permissible non-audit services proposed to be performed by the independent registered public accounting firm.

Pursuant to the Pre-Approval Policy, the Audit Committee will consider annually and, if appropriate, approve the provision of all audit services to the Company by the independent registered public accounting firm. Any changes to any previously approved audit services, terms, or fees require the further specific pre-approval of the Audit Committee.

Under the Pre-Approval Policy, the Audit Committee also will consider and, if appropriate, pre-approve the provision by the independent registered public accounting firm of permitted audit-related, tax, or other non-audit services. The term of any such pre-approval is twelve months from the date of pre-approval, unless the Audit Committee provides for a different period or earlier terminates such services. Any such pre-approval will be subject to a dollar limit specified by the Audit Committee. The Audit Committee periodically reviews, and from time-to-time may revise, the list of general pre-approved services. Any proposed new services, and any previously approved services anticipated to exceed the respective fee limits previously established for such services, must be separately approved.

The Pre-Approval Policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority for permitted non-audit services. The member to whom such authority is delegated must report any pre-approval decisions, for informational purposes, to the Audit Committee at its next regularly scheduled meeting.

The Company’s Vice President, Controller, and Chief Accounting Officer monitors the performance of all services provided by the independent registered public accounting firm for compliance with the Pre-Approval Policy. The Audit Committee periodically reviews reports summarizing all services and related fees and expenses being provided to the Company by the independent registered public accounting firm.

72	2017 PROXY STATEMENT

                         PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal 3—Advisory Vote on Executive Compensation

We are submitting to stockholders a vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term, strategic, and corporate goals and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2016 compensation of our named executive officers.

The Human Resources Committee regularly reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. Please read the “Executive Summary” under “Compensation Discussion and Analysis” for information on changes made to our executive compensation practices during 2016.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, we recommend that our stockholders vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the stockholders approve the compensation of the Company’s executives as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure presented in this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Human Resources Committee, or our Board of Directors. Our Board of Directors and our Human Resources Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Human Resources Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS, UPON RECOMMENDATION OF OUR HUMAN RESOURCES COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

2017 PROXY STATEMENT	73

PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal 4—Advisory Vote on the Frequency of an Advisory Vote

on Executive Compensation

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 3 included above in this Proxy Statement. By voting on this Proposal 4, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years.

After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs annually is the most appropriate alternative for our Company, and therefore our Board of Directors recommends that you vote for a one year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussion with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for our Company, and we look forward to hearing from our stockholders on this Proposal.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However because this vote is advisory and not binding on our Board of Directors or the Company in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

THE BOARD OF DIRECTORS, UPON RECOMMENDATION OF OUR HUMAN RESOURCES COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION OF ONE YEAR (ANNUAL) AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

74	2017 PROXY STATEMENT

                         STOCKHOLDER PROPOSALS

Stockholder Proposals

Deadline for Inclusion in Proxy Statement

Any proposal that a stockholder wants the Company to consider including in its Proxy Statement and form of proxy relating to the Company’s 2018 Annual Meeting of Stockholders must be received by the Secretary of the Company, c/o Essendant Inc., One Parkway North Boulevard, Deerfield, Illinois 60015, not later than December 13, 2017 and must otherwise satisfy the requirements of applicable SEC rules.

Deadline for Notice of Other Stockholder Proposals/Director Nominations

Any stockholder proposal that the stockholder does not want the Company to consider including in its proxy statement for an annual meeting of stockholders, but does intend to introduce at the meeting, as well as any proposed stockholder nomination for the election of directors at an annual meeting, must comply with the advance notice procedures set forth in the Company’s current Restated Certificate of Incorporation and the Company’s Bylaws in order to be properly brought before that annual meeting. To comply with those procedures, a director nomination can be submitted only by a stockholder entitled to vote in the election of directors generally and written notice of such a stockholder’s intent to make such nomination at the Company’s 2018 Annual Meeting must be given to the Company’s Secretary at the address in the preceding paragraph not later than February 22, 2018. Our Restated Certificate of Incorporation also includes advance notice requirements applicable to special meetings of stockholders. Any other stockholder proposals must be submitted in writing to the Secretary of the Company at the address given in the prior paragraph not later than the close of business on the tenth day after notice of the Company’s 2018 Annual Meeting of Stockholders is first given to stockholders.

In addition to these timing requirements, the Company’s current Restated Certificate of Incorporation and Bylaws also prescribe informational content requirements for director nominations and other proposals by stockholders. Any notice of a director nomination or other proposal generally must set forth, among other things, a brief description of the matter proposed to be brought before the annual meeting, information about the nominee, the name and address of the stockholder making the proposal, the number of shares beneficially owned by the stockholder, and any material interest of the stockholder in such proposed matter.

2017 PROXY STATEMENT	75

OTHER BUSINESS

Other Business

The Company does not know of any other matters to be presented or acted upon by stockholders at the Annual Meeting. If any matter is presented at the meeting on which a vote may properly be taken, the persons named as proxies in the proxy card will vote the shares they represent in accordance with their judgment as to the best interests of the Company.

Your vote is important. Please vote your shares as instructed in the Notice of Internet Availability.

By Order of the Board of Directors,
Brendan J. McKeough
Assistant Secretary

76	2017 PROXY STATEMENT

                         APPENDIX A

Appendix A

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted EBITDA and Free Cash Flow (the “Non-GAAP table”)

The Non-GAAP table below presents Adjusted Net Income, Adjusted Diluted Earnings per Share, Adjusted EBITDA and Free Cash Flow for the twelve months ended December 31, 2016, and 2015. These non-GAAP measures exclude certain non-recurring items and exclude other items that do not reflect the Company’s ongoing operations and are included to provide investors with useful information about the financial performance of our business. The presented non-GAAP financial measures should not be considered in isolation or as substitutes for the comparable GAAP financial measures. The non-GAAP financial measures do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP, and these non-GAAP financial measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP financial measures.

In order to calculate the non-GAAP measures, management excludes the following items to facilitate the comparison of current and prior year results and ongoing operations, as management believes these items do not reflect the underlying cost structure of our business. These items can vary significantly in amount and frequency.

•	Restructuring charges. Workforce reduction and facility closure charges such as employee termination costs, facility closure and consolidation costs, and other costs directly associated with shifting business strategies or business conditions that are part of a restructuring program.

The Company commenced two such restructuring programs during 2015 and incurred adjustments of the related accruals in 2016.

•	Gain or loss on sale of assets or businesses. Sales of assets, such as buildings or equipment, and businesses can cause gains or losses. These transactions occur as the Company is repositioning its business and reviewing its cost structure.

The Company recognized a gain on the sale of its City of Industry facility in the third quarter of 2016, a loss on the sale and related impairment of intangible assets of the operations in Mexico in 2015, and an impairment of seller notes in the third quarter of 2015 related to the sale of its software subsidiary in 2014.

•	Due to the sale of the City of Industry facility, the Company was able to utilize its capital loss carryforwards. This utilization resulted in the release of the valuation allowance previously established against the deferred tax asset. The $4.7 million tax benefit from the release of the valuation allowance reduced the effective tax rate for the year ended December 31, 2016, by 5.0%.

•	Severance costs for operating leadership. Employee termination costs related to members of the Company’s operating leadership team are excluded as they are based upon individual agreements. Two operating leaders were severed from the Company in the third quarter of 2016, which were not part of a restructuring program.

•	Asset impairments. Changes in strategy or macroeconomic events may cause asset impairments.

The Company recorded impairment and accelerated amortization of its trademarks upon the announcement of its rebranding effort in 2015. The Company recorded impairment of goodwill and intangible assets, as well as an increase in reserves for obsolete inventory, based on a strategic review of the Industrial business unit in 2015.

2017 PROXY STATEMENT	A-1

APPENDIX A

•	Other actions. Actions, which may be non-recurring events, that result from the changing strategies and needs of the Company and do not reflect the underlying expense of the on-going business. These charges include items such as settlement charges related to the defined benefit plan settlement in 2016, charges related to litigation, the tax impact of the dividend from a foreign subsidiary and reserves related to prior year uncertain tax positions in 2016.

Adjusted net income and adjusted diluted earnings per share. Adjusted net income and adjusted diluted earnings per share provide a more comparable view of our Company’s underlying performance and trends than the comparable GAAP measures. Net income and diluted earnings per share are adjusted for the effect of items described above that do not reflect the ordinary earnings of our operations.

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). Adjusted EBITDA is helpful in evaluating our operating performance and is used by management for various purposes, including as a measure of performance and as a basis for strategic planning and forecasting. Net income is adjusted for the effect of interest, taxes, depreciation and amortization and stock-based compensation expense. Management believes that adjusted EBITDA is also commonly used by investors to evaluate operating performance between competitors because it helps reduce variability caused by differences in capital structures, income taxes, stock-based compensation accounting policies, and depreciation and amortization policies.

Free cash flow. Free cash flow is useful to management and our investors as it is a measure of the Company’s liquidity. It provides a more complete understanding of factors and trends affecting our cash flows than the comparable GAAP measure. Net cash provided by (used in) operating activities and net cash provided by (used in) investing activities are aggregated and adjusted to exclude acquisitions, net of cash acquired and divestitures.

A-2	2017 PROXY STATEMENT

                         APPENDIX A

	For the Years Ended December 31,
	2016	2015
Net income (loss)	$63,852	$(44,342)
Gross profit and operating expense adjustments
Industrial inventory obsolescence reserve	–	4,887
Gain on sale of City of Industry facility	(20,541)	–
Settlement charge related to the defined benefit plan	12,510	–
Litigation reserve	4,000	–
Severance costs for operating leadership	1,245	–
State income tax reserve adjustment	642	–
Impairment of Industrial goodwill and intangible assets	–	115,825
Restructuring charges	(956)	18,575
Loss on disposition of business and related costs	–	16,999
Impairment of assets and accelerated amortization related to rebranding	–	11,981
Impairment of seller notes	–	10,738
Non-GAAP tax provision on adjustments
Gain on sale of City of Industry facility	1,138	–
Settlement charge related to the defined benefit plan	(4,705)	–
Litigation reserve	(1,508)	–
Dividend from a foreign subsidiary	1,666	–
Severance costs for operating leadership	(469)	–
State income tax reserve adjustment	(225)	–
Impairment of Industrial goodwill and intangible assets	–	(2,636)
Restructuring charges	357	(7,059)
Loss on sale of business and related costs	–	49
Impairment of assets and accelerated amortization related to rebranding	–	(4,552)
Impairment of seller notes	–	(4,080)
Adjusted net income	$57,006	$116,385

Diluted earnings per share(1)	$1.73	$(1.17)
Per share gross profit and operating expense adjustments noted above	(0.08)	4.78
Non-GAAP tax provision on adjustments	(0.11)	(0.53)
Adjusted diluted net income per share	$1.54	$3.08

Net income (loss)	$63,852	$(44,342)
Provision for income taxes	30,803	54,541
Interest expense, net	22,871	19,584
Depreciation and amortization	40,671	41,917
Equity compensation expense	10,202	7,895
Gross profit and operating expense adjustments noted above	(3,100)	179,005
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)	$165,299	$258,600

Net cash provided by operating activities	$130,942	$162,734
Less: Net cash used in investing activities	(3,769)	(67,929)
Add: Acquisitions, net of cash acquired	–	40,515
Less: Sale of equity investment	–	(612)
Free cash flow	$127,173	$134,708
(1)	Diluted earnings per share for 2015 under GAAP reflect an adjustment to the basic earnings per share due to the net loss. The diluted earnings per share shown here does not reflect this adjustment.

2017 PROXY STATEMENT	A-3

ESSENDANT INC. NIC BAYLIAN ONE PARKWAY NORTH BOULEVARD DEERFIELD, IL 60015	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 22, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 22, 2017. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of three Class I Directors to serve for a three-year term expiring in 2020.
Nominees
01) Jean S. Blackwell 02) Dennis J. Martin 03) Paul S. Williams
The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017.					☐	☐	☐
3.	Approval of advisory vote on executive compensation.					☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on proposal 4.					1 year	2 years	3 years	Abstain
4.	Approval of advisory vote on the frequency of advisory votes on executive compensation.				☐	☐	☐	☐
NOTE: In their discretion, the proxies may vote upon any other business as may properly come before the meeting or any adjournment thereof.

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT!

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so the shares may be represented at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

ESSENDANT INC Annual Meeting of Stockholders May 23, 2017 2:00 PM This proxy is solicited by the Board of Directors
ESSENDANT INC. PROXY/VOTING INSTRUCTION CARD

The undersigned hereby appoints Robert B. Aiken, Jr., Brendan J. McKeough, and Earl C. Shanks, or any of them, as proxies, with full power of substitution and with all the powers the undersigned would possess if present, to vote all the shares of common stock of ESSENDANT INC. (the “Company”) which the undersigned is entitled to vote on all matters that may properly come before the Annual Meeting of Stockholders to be held at the Company’s offices located at ONE PARKWAY NORTH BOULEVARD DEERFIELD, IL on Tuesday, May 23, 2017 at 2:00 p.m., Central Time, and at any adjournment thereof. This card also serves as voting instructions to Computershare Trust Company, as Plan Agent of the Essendant Inc. Employee Stock Purchase Plan. The Plan Agent will vote the shares of the Company’s common stock allocated to the stockholder’s account at the Annual Meeting of Stockholders as directed by the stockholders on the reverse side. If voting by mail, your vote must be received by 11:59 p.m., Eastern Time, on May 22, 2017 to ensure that the Employee Stock Purchase Plan shares are voted at the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side